Execution Version	Exhibit 4.14

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED because IT IS BOTH (I) NOT MATERIAL AND (ii) IS THE TYPE OF INFORMATION THAT OPTHEA TREATS AS PRIVATE OR CONFIDENTIAL

Development Funding Agreement

by and between

Opthea Limited

and

Ocelot SPV LP

August 12, 2022

Execution Version

DEVELOPMENT FUNDING AGREEMENT

This Development Funding Agreement (“Agreement”), dated August 12, 2022 (the “Effective Date”), is by and between Opthea Limited ACN 006 340 567, a company incorporated under the laws of Victoria, Australia (“Opthea”), and Ocelot SPV LP, a Delaware limited partnership (“Investor”). Each of Investor and Opthea may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Investor desires to fund certain Development Costs to enable Opthea to design and conduct certain clinical trials for the development of the Product (as defined below); and

WHEREAS, Opthea is in the business of the research, development and commercialization of pharmaceutical products, has rights to the Product, and is designing and conducting clinical trials of the Product; and

WHEREAS, Investor and Opthea desire to enter into an agreement pursuant to which Investor shall provide funding for the continued development of the Product.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

ARTICLE 1 DEFINITIONS

1.1Defined Terms.  Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:

1.1.1“AAA” means the American Arbitration Association.

1.1.2“Accounting Standards” means IFRS (unless and until Opthea adopts GAAP as the accounting principles for Opthea, after which time “Accounting Standards” shall mean GAAP), in each case consistently applied.

1.1.3“AdComm Chairperson:” has the meaning ascribed to such term in Section 5.3.3.

1.1.4“AdComm Representatives” has the meaning ascribed to such term in Section 5.3.1.

1.1.5“Adverse Patent Impact” has the meaning ascribed to such term in Section 13.4.9.

1.1.6“Advisory Committee” has the meaning ascribed to such term in Section 5.3.1.

1.1.7“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled”, and “control” mean the possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of a Person, including, but not limited to, through ownership of more than fifty percent (50%) of the voting securities of such Person (or, in the case of a Person that is not a corporation, ownership of more than fifty percent (50%) of the corresponding interest for the election of the Person’s managing authority), and shall not include any private equity fund, venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.1.8“Agreement” has the meaning ascribed to such term in the Preamble.

1.1.9“Alliance Manager” has the meaning ascribed to such term in Section 5.1.5.

1.1.10“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other U.S., Australian, or other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.1.11“Appellate Rules” has the meaning ascribed to such term in Section 14.9.2.5.

1.1.12“Applicable Law” means the applicable laws, statutes, rules, regulations, guidelines, or other requirements of any Governmental Authorities (including any Regulatory Authorities) or stock exchange on which securities of Opthea are quoted for trading that may be in effect from time to time in any country or regulatory jurisdiction.  For clarity, Applicable Laws will include the FFDCA, the Anti-Corruption Laws, and all laws, regulations, and guidelines applicable to the Product Clinical Trials, including GCP, GLP, GMP and ICH guidelines.

1.1.13“Approval Buy-Out Option” has the meaning ascribed to such term in Section 6.7.1.

1.1.14“Approval Buy-Out Payment” has the meaning ascribed to such term in Section 6.7.1.

1.1.15“Approved CRO” has the meaning ascribed to such term in Section 2.5.1.

1.1.16“Approved Vendor” has the meaning ascribed to such term in Section 2.5.2.

1.1.17“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

1.1.18“Australian General Security Deed” means the general security deed in the form attached hereto as Exhibit M.

1.1.19“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

1.1.20“Background Materials” has the meaning ascribed to it in Section 2.6.1.

1.1.21“BLA” means a biologics license application, including a supplement to a biologics license application, submitted to FDA or similar application or supplemental application submitted to a Regulatory Authority outside of the U.S. for the purpose of obtaining Regulatory Approval to market and sell the Product.

1.1.22“Board of Directors” means the board of directors of Opthea.

1.1.23“Business Day” means a day that is not a Saturday or Sunday or day on which banks in New York, New York or Victoria, Australia are required or permitted by law to be closed. For the avoidance of doubt, with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, will not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.

1.1.24“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the (a) the first Calendar Quarter will begin on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date falls, and (b) the final Calendar Quarter will end on the last day of the Term.

1.1.25“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, (a) the first Calendar Year will begin on the Effective Date and end on December 31 of the Calendar Year in which the Effective Date falls, and (b) the final Calendar Year will end on the last day of the Term.

1.1.26“Cash Management Services” means treasury, depository, overdraft, cash pooling, netting, credit or debit card (including non-card electronic payables), credit card processing services, electronic funds transfer (including automated clearing house funds transfers) and other similar cash management arrangements.

1.1.27“Cash Management Obligations” means obligations in respect of Cash Management Services.

1.1.28“Change of Control” means (a) a merger, reorganization or consolidation with a Third Party which results in the voting securities of Opthea outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Opthea, other than any such  transaction in which the holders of the outstanding voting securities of Opthea prior to such transaction own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of such Third Party or the direct or indirect parent thereof immediately after such transaction; or (c) the sale or other transfer of all or substantially all of Opthea’s business or assets relating to the Product; provided that an Excluded Licensing Transaction or other Out-License that is approved by Investor pursuant to Section 7.3.4 shall not, absent meeting the criteria described in this Section 1.1.28(c), constitute a Change of Control.

1.1.29“Change of Control Payment” has the meaning ascribed to such term in Section 6.7.3.

1.1.30“Claim” means any claim, demand, suit or cause of action.

1.1.31“Clinical Hold” means, in the U.S., an order issued by FDA to the sponsor of a Clinical Trial to delay or suspend, in full or in part, an ongoing Clinical Trial, as set forth in 21 U.S.C. §312.42, or outside of the U.S., the foreign equivalent thereof issued by the applicable Regulatory Authority.

1.1.32“Clinical Investigator” means the principal investigator and/or any sub-investigator at each Site.

1.1.33“Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial, as may be conducted in combination, or any supplemental clinical trial (including a bridging study or a post-approval clinical study) required for the purpose of obtaining Regulatory Approval.

1.1.34“Clinical Trial Activity” has the meaning ascribed to such term in Section 2.4.1.

1.1.35“Clinical Trial Agreement” has the meaning ascribed to such term in Section 3.1.2.

1.1.36“Clinical Trials Database” has the meaning ascribed to such term in Section 3.1.3.2.

1.1.37“CMC” means chemistry, manufacturing and controls.

1.1.38“CMC Information” means the CMC information intended or required for the submission of an IND or BLA.

1.1.39“CMO” means contract manufacturing organization or contract development and manufacturing organization.

1.1.40“COAST Protocol” has the meaning ascribed to such term in Section 2.2.1.

1.1.41“COAST Trial” means the Phase 3 Clinical Trial entitled “OPT-302 With Aflibercept in Neovascular Age-related Macular Degeneration (nAMD) (COAST)” with identifier NCT04757636.

1.1.42“Collateral” has the meaning ascribed to such term in Section 7.1.

1.1.43“Combination Product” means a product that includes or incorporates the Product with one (1) or more other active ingredient or other products and is either co-formulated, co-administered or sold at a single price point or otherwise sold to be administered together, sequentially or as part of a course of treatment.

1.1.44“Commercial Updates” means a summary of any material updates with respect to Opthea’s and any Commercialization Partner’s Commercialization activities, which may be comprised of materials provided by Opthea to the Board of Directors and senior management.

1.1.45“Commercialization,” “Commercializing” or “Commercialize” means the commercial manufacture, marketing, promotion, sale or distribution of the Product.  For clarity, Commercialization excludes all activities associated with development and seeking Regulatory Approval for a Product.

1.1.46“Commercialization License” means any Out-License under which Opthea or any of its Affiliates grants a license to a Third Party to Commercialize the Product (any such Third Party, a “Commercialization Partner”).

1.1.47“Commercialization Partner” has the meaning ascribed to such term in the definition of “Commercialization License”.

1.1.48“Commercially Reasonable Efforts” means [***].

1.1.49“Competitor” means [***].

1.1.50“Completion Date” means, with respect to a particular Clinical Trial, the earlier of (a) the date of final database lock for such Clinical Trial and (b) the date such Clinical Trial or this Agreement is terminated.

1.1.51 “Confidential Information” of a Party means all information and materials provided or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, such Party or its Representatives to the other Party or its Representatives in connection with this Agreement, including, technical, scientific, regulatory and other information, results, knowledge, techniques, data, analyses, inventions, invention disclosures, plans, processes, methods, know-how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data and descriptions.  In addition, the terms and conditions of this Agreement will be deemed to be Confidential Information of both Investor and Opthea.

1.1.52“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, letter of credit or other debt obligation of another Person, in each case, directly or indirectly guaranteed, endorsed or co-made by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

1.1.53“Control” or “Controlled” means (a) with respect to Intellectual Property, a Party’s ability to grant applicable licenses, sublicenses or other rights thereunder and (b) with respect to materials and documents, a Party’s ability to provide, or provide access to, such materials or documents, each without violating any contractual obligations to a Third Party.  For clarity, if a Party only can grant a license or sublicense or provide rights or access of limited scope, for a specific purpose or under certain conditions due to an encumbrance, “Control” or “Controlled” will be construed to so limit such license, sublicense, provision of rights or access.

1.1.54“Copyrights” means, collectively, all works of authorship, mask works and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof.

1.1.55“CRO” means contract research organization.

1.1.56“CSR” means, with respect to each Product Clinical Trial, a clinical study report, or other equivalent document or series of materials, constituting a summary report of the clinical and medical data resulting from such Clinical Trial and prepared for incorporation into submissions seeking Regulatory Approval for the Product, and includes all statistical analyses of such data per the statistical analysis plan.

1.1.57“Data Read-Out” means, with respect to a Product Clinical Trial, the date that the tables, figures, and listings for such Product Clinical Trial are provided to Opthea.

1.1.58“Data Room” means that certain electronic data room established by Opthea via ShareVault and to which Investor and its advisors were granted access prior to the Effective Date.

1.1.59“Deposit Account Control Agreement” has the meaning ascribed to such term in the definition of “Development Costs Account”.

1.1.60“Develop,” “Developing,” “Developed” or “Development” means all clinical research and development activities conducted after filing an IND, including toxicology, pharmacology test method development and stability testing, process development, formulation development, quality assurance and quality control development, statistical analysis, conducting Clinical Trials, regulatory affairs, and obtaining and maintaining Regulatory Approval.

1.1.61“Development Costs” means all internal and external costs incurred or paid by Opthea in connection with or relating to the Development Program or Commercializing the Product.

1.1.62“Development Costs Account” means a segregated deposit account with Citibank, N.A., subject to a deposit account control agreement between Citibank, N.A., Opthea and Investor in the form attached hereto as Exhibit A (the “Deposit Account Control Agreement”), and any successor segregated deposit account established in accordance with Section 7.4.1.

1.1.63“Development Plan” means a written plan for the Development Program, the initial version of which is attached hereto as Exhibit B, and which will be subject to amendment from time to time during the Development Term.

1.1.64“Development Program” means a CMC, clinical and regulatory development program to be undertaken by Opthea to develop the Product for the Indication, carry out Clinical Trials therefor, and seek Regulatory Approval for the Product for the Indication.

1.1.65“Development Term” means the period commencing on the Effective Date and ending on the earlier of (a) the receipt of Regulatory Approval for the Product in the Indication in the United States, and (b) the date on which all efforts in pursuit of Regulatory Approval of the Product have been concluded or terminated.

1.1.66“Disclosing Party” has the meaning ascribed to such term in Section 9.1.

1.1.67“Dispose” has the meaning ascribed to such term in Section 7.3.4.  “Disposition” shall have a corollary meaning.

1.1.68“Dispute” has the meaning ascribed to such term in Section 14.9.

1.1.69“Effective Date” has the meaning ascribed to such term in the Preamble.

1.1.70“Eligible Foreign Subsidiary” means any foreign Subsidiary whose pledge of shares would not reasonably be expected to result in a material adverse tax consequence to Opthea.

1.1.71“EMA” means the European Medicines Agency and any successor agency thereto in the EU having substantially the same function.

1.1.72“Escalation Designees” means the designees of each of Opthea and Investor identified on Exhibit C.

1.1.73“EU” means the European Union or any successor union of European states thereto having a substantially similar function.  For purposes of this Agreement, EU shall include the United Kingdom, unless the context otherwise requires.

1.1.74“Event of Default” means (a) the failure by Opthea to make any payment to Investor under this Agreement when due, which failure shall continue for more than thirty (30) days following the date such payment is due, (b) commencement by or against Opthea of any bankruptcy or insolvency proceeding (including administration or receivership) and, with respect to involuntary bankruptcy or insolvency proceedings (including administration or receivership), such has continued without dismissal or stay for a period of forty-five (45) days or an order granting the relief requested in such case or proceeding is entered, or  (c) the occurrence and continuation of a termination event set forth in Sections 13.4.2, Section 13.4.3, Section 13.4.6, or Section 13.5.

1.1.75“Excluded Account” means (a) escrow accounts and trust accounts; (b) payroll accounts; (c) accounts used for payroll taxes and/or withheld income taxes; (d) accounts used for employee wage and benefit payments; (e) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Permitted Liens; (f) custodial accounts; (g) zero balance accounts; and (h) accounts established and used solely for Cash Management Services to the extent a Lien thereon is prohibited by the applicable agreement governing such accounts, in each case, to the extent exclusively used for such purpose.

1.1.76“Excluded IP” has the meaning ascribed to it in Section 7.1.3.

1.1.77“Excluded Licensing Transaction” means, collectively:

(a) any Out-License under which Opthea or any of its Affiliates grants an exclusive license or sublicense to a Third Party to Develop the Product in all or a portion of the world outside of the U.S.;

(b) any Commercialization License under which Opthea or any of its Affiliates grants an exclusive license or sublicense to a Third Party to Commercialize the Product in all or a portion of the world solely outside of the U.S.;

(c) any Out-License under which Opthea or any of its Affiliates grants a Third Party contract testing organization, contract development organization, contract research organization and/or contract manufacturing organization a license or sublicense to Develop or commercially manufacture the Product on behalf of Opthea or its Affiliates, without any license or sublicense to engage in any Commercialization activities with respect to the Product;

(d) any Out-License under which Opthea or any of its Affiliates grants a Third Party wholesaler, distributor or distribution logistics services provider, a license or sublicense to distribute the Product (and/or conduct other typical distribution activities) on behalf of Opthea or its Affiliates, without any license or sublicense to engage in any other Development or Commercialization activities with respect to the Product;

(e) any Out-License of Excluded IP; and

(f) any Out-Licenses solely between or among Opthea and its Subsidiaries.

1.1.78“Existing Contract Manufacturing Agreement” has the meaning ascribed to it in Section 12.2.3.

1.1.79“Existing In-License” has the meaning ascribed to it in Section 12.2.11.8.

1.1.80“FATCA” means (a) Sections 1471 to 1474 of the Code (or any amendment or successor thereto), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code; (b) any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or interpretation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law, regulation or other guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

1.1.81“FATCA Deduction” means a deduction or withholding from a payment under this Agreement required by FATCA.

1.1.82“FDA” means the U.S. Food and Drug Administration and any successor agency thereto in the U.S. having substantially the same function.

1.1.83“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, requirements and guidance promulgated or issued thereunder (including all additions, supplements, extensions and modifications thereto).

1.1.84“Financial Statements” has the meaning ascribed to such term in Section 3.8.3.

1.1.85“First Commercial Sale” means, the first sale for use or consumption by the general public of the Product after Regulatory Approval of the Product has been granted. For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales,” “compassionate use sales” and any sale or other distribution for use in a Product Clinical Trial.

1.1.86“First Tranche PIPE Proceeds” shall have the meaning ascribed to such term in Section 13.2.4.

1.1.87“Fixed Return Cap” means Six Hundred and Eighty Million U.S. Dollars ($680,000,000).

1.1.88“Fixed Success Payments” has the meaning ascribed to such term in Section 6.1.1.

1.1.89“Force Majeure Event” means military action or war (whether or not declared), terrorism, riot, fire, explosion, accident, flood, sabotage, changes in Applicable Laws, actions of Governmental Authorities, pandemics (other than the current COVID-19 pandemic or any government response thereto), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, or other natural disasters or weather conditions.

1.1.90“GAAP” means generally accepted accounting principles in the U.S., as consistently applied by the applicable Party.

1.1.91“General Buy-Out Notice” has the meaning ascribed to such term in Section 6.7.2.

1.1.92“General Buy-Out Option” has the meaning ascribed to such term in Section 6.7.2.

1.1.93“General Buy-Out Payment” has the meaning ascribed to such term in Section 6.7.2.

1.1.94“Going Concern Notice” has the meaning ascribed to such term in Section 3.8.3.

1.1.95“Going Concern Funding” has the meaning ascribed to such term in Section 3.8.3.

1.1.96“Good Clinical Practices” or “GCP” means all applicable  requirements, standards, practices, and procedures for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials including (i) FDA’s good clinical practice requirements under the FFDCA and 21 CFR Part Parts 11, 50, 54, 56, and 312, (ii) all requirements referred to in EudraLex Volume 10 (Guidelines for Clinical Trials) as well as all corresponding Applicable Laws implemented by relevant EU member states, (iii) ICH guidance for Good Clinical Practice, and (iv) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.1.97“Good Laboratory Practices” or “GLP” means all applicable  requirements, standards, practices, and procedures for conducting non-clinical laboratory studies, including (i) FDA’s good laboratory practice requirements under the FFDCA and 21 CFR Part 58, (ii) the United States Animal Welfare Act, (iii) ICH Guidance on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guidance on Safety Pharmacology Studies for Human Pharmaceuticals, (iv) EU Applicable Laws related to research and related uses of animals within any EU member state, including Directive 2010/63, and (v) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.1.98“Good Manufacturing Practices” or “GMP” means all applicable  requirements, standards, practices, and procedures for the manufacture and testing of pharmaceutical materials including, (a) FDA’s current good manufacturing practices requirements under the FFDCA and 21 CFR Parts 210 and 211; (b) all requirements referred to in EudraLex Volume 4 (Guidelines for Good Manufacturing Practice), as well as all corresponding Applicable Laws implemented by relevant EU member states; (c) ICH Guidance on Good Manufacturing Practice for Active Pharmaceutical Ingredients; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.1.99“Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.

1.1.100“Guaranty” means the Continuing Guaranty between Investor and each of the Guarantors (as defined therein), dated as of the Effective Date, in the form attached hereto as Exhibit N.

1.1.101“Health Laws” means any law of any Governmental Authority (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, testing, manufacturing processing, storage, labeling, sale, marketing, advertising, and distribution and importation and exportation of these products, including laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the FFDCA, and the Public Health Service Act, as amended, in each case including the associated rules, regulations, requirements and guidance promulgated or issued thereunder (including all additions, supplements, extensions and modifications thereto) and all of their foreign equivalents.

1.1.102“ICDR” means the International Centre for Dispute Resolution.

1.1.103“ICH” means the International Council for Harmonization.

1.1.104“IDMC” means the independent data monitoring committee for a Product Clinical Trial.

1.1.105“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.1.106“In-License” means any license, settlement agreement or other agreement between Opthea or any of its Affiliates and any Third Party pursuant to which Opthea or any of its Affiliates obtains a license or a covenant not to sue to any Patents or other intellectual property rights of such Third Party that is or was necessary for or material to the research, Development, manufacture, use or Commercialization of the Product.

1.1.107“IND” means an investigational new drug application, Clinical Trial application, Clinical Trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to initiate human clinical testing of a pharmaceutical product in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312, as well as all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.1.108“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services (excluding any trade accounts incurred in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (as such term is understood under GAAP as in effect on the date of this Agreement, but it being agreed that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to adoption of changes described by ASC Topic 842 shall continue to be accounted for as operating leases (and not be treated as or to be recharacterized as capital lease obligations)), and (d) Contingent Obligations.

1.1.109“Indemnified Party” has the meaning ascribed to such term in Section 11.2.1.

1.1.110“Indemnifying Party” has the meaning ascribed to such term in Section 11.2.1.

1.1.111“Indication” means the treatment of wet (neovascular) age-related macular degeneration, or, in the case of a change to the Indication approved by the JSC in accordance with the terms of this Agreement, such other indication.

1.1.112“Information” means technical or scientific know-how, trade secrets, methods, processes, formulae, designs, specifications and data, including biological, chemical, pharmacological, toxicological, pre-clinical, clinical, safety, manufacturing and quality control data and assays; in each case, whether or not confidential, proprietary, patented or patentable.

1.1.113“Intellectual Property” means all intellectual property and intellectual property rights of any kind or nature throughout the world, including all U.S. and foreign, (a) Patents; (b) Trademarks; (c) Copyrights; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy, and rights to personal information; (g) all rights in the foregoing and in other similar intangible assets; and (h) all applications and registrations for the foregoing.

1.1.114“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement between Opthea and Investor dated as of the Effective Date, in the form attached hereto as Exhibit D.

1.1.115“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

1.1.116“Investor” has the meaning ascribed to such term in the Preamble.

1.1.117“Investor Board Observer” has the meaning ascribed to such term in Section 5.6.

1.1.118“Investor Indemnified Parties” has the meaning ascribed to such term in Section 11.1.2.

1.1.119“Investor Payment” means a Success Payment, Approval Buy-out Payment, General Buy-out Payment, Change of Control Payment, Variable Success Payment, or any other payment made by Opthea to the Investor pursuant to the terms of this Agreement.

1.1.120“Investor Remedy Expenses” means all of Investor’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) in connection with exercising its rights and remedies under Section 7.2 of this Agreement.

1.1.121“Investor Security Interests” has the meaning ascribed to such term in Section 7.1.2.

1.1.122“IRB” means institutional review board, or its equivalent.

1.1.123“IRC” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

1.1.124“JSC” has the meaning ascribed to such term in Section 5.1.1.

1.1.125“JSC Chairperson” has the meaning ascribed to such term in Section 5.1.2.

1.1.126“JSC Representative(s)” has the meaning ascribed to such term in Section 5.1.1.

1.1.127“Knowledge of Opthea” means the actual knowledge, after due inquiry, of the Company’s Chief Executive Officer, Chief Medical Officer, Chief Commercial Officer, and Vice President Finance (and, if one is then appointed, Chief Financial Officer).

1.1.128“Launch Investors” means any direct or indirect beneficial owners of Investor.

1.1.129“Lien” means  a mortgage, deed of trust, levy, charge, pledge, hypothecation, collateral, assignment, deposit arrangement, lien (statutory or otherwise), or preference, priority or other security interest (including any security interest arising under Section 12(1) or 12(2) of the Australian PPSA), preferential arrangement in the nature of a security interest or other encumbrance of any kind or nature whatsoever (including any restriction on use, transfer or exercise of any other attribute of ownership of any kind) in the nature of a security interest, whether voluntarily incurred or arising by operation of law or otherwise against any property (including any conditional sale and any financing lease having substantially the same economic effect as any of the foregoing); provided that, for the avoidance of doubt, neither non-exclusive licenses nor customary anti-assignment provisions shall be deemed to be a “Lien”.

1.1.130“Losses” means reasonable liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees).

1.1.131“made available” means that the information referred to has been posted to an electronic data room that is accessible by the party to whom such information is to be made available prior to 5 p.m. Eastern Standard Time on the Business Day immediately prior to the date hereof.

1.1.132“Major Market Countries” means, collectively, [***] (each, a “Major Market Country”).

1.1.133 “Material Adverse Event” means (a) a material adverse effect on the business, operations, prospects  or financial condition of Opthea, (b) a material adverse effect on the timing or prospect of payment of the Fixed Success Payments by Opthea, (c) a material adverse effect on the Development of the Product or prospects for Regulatory Approval of the Product for the Indication, (d) a material adverse effect, when considered, individually or in the aggregate, on (i) the legality, validity or enforceability of any of the Transaction Agreements or (ii) the rights of Investor under, or the right or ability of Opthea to perform its obligations under, any of the Transaction Agreements or (e) an adverse effect in any material respect on the timing, value, amount or duration of the Variable Success Payments; provided however, that none of the following will constitute, or will be considered in determining whether there has occurred, a Material Adverse Event, except to the extent such changes have had a disproportionate effect on Opthea relative to other participants of Opthea’s size in the industries in which Opthea operates: (x) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (y) economic changes in the pharmaceutical or biotechnology industries in general; or (z) any Force Majeure Event.

1.1.134“Material Anti-Corruption Law Violation” means a violation by a Party or its Affiliate of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, have a material adverse effect on the other Party or its Affiliate because of its relationship with such Party.

1.1.135“Maximum Development Costs” has the meaning ascribed to such term in Section 4.1.

1.1.136“MHRA” means the Medicines and Healthcare products Regulatory Agency.

1.1.137“Minimum Cash Make-Whole” has the meaning ascribed to such term in Section 4.5.3.

1.1.138“Minimum Cash Make-Whole Funding” has the meaning ascribed to such term in Section 4.5.3.

1.1.139“Minimum Cash Threshold” has the meaning ascribed to such term in Section 4.5.3.

1.1.140“Multiplier on Invested Capital” or “MoIC” means 4x.

1.1.141“Net Sales” means [***].

1.1.142“Opthea” has the meaning ascribed to such term in the Preamble.

1.1.143“Opthea Indemnified Parties” has the meaning ascribed to such term in Section 11.1.1.

1.1.144“Opthea Obligations” means all indebtedness, liabilities and other obligations of Opthea, or any Subsidiary of Opthea party to a Transaction Agreement, to Investor under or in connection with this Agreement or a Transaction Agreement and other documents executed in connection herewith, including all amounts payable to Investor pursuant to Article 6 hereof, any amounts payable to Investor pursuant to the Guaranty, and any and all damages resulting from breach of this Agreement or a Transaction Agreement by Opthea or any Subsidiary of Opthea, all interest accrued thereon, all fees and all other amounts payable by Opthea to Investor thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against Opthea of any bankruptcy or insolvency proceeding.

1.1.145“Out-License” means any license, sublicense or other agreement between Opthea or any of its Affiliates and any Third Party pursuant to which Opthea or any of its Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Intellectual Property.

1.1.146“Party” or “Parties” has the meaning ascribed to such term in the Preamble.

1.1.147“Patent” will mean patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

1.1.148 “Permitted Disposition” means (a) any Permitted Lien, (b) any Excluded Licensing Transaction, (c) a Disposition of inventory or goods held for sale in the ordinary course of business; (d) a Disposition of surplus, obsolete, damaged or worn-out assets, property or equipment in the ordinary course of business (including the abandonment of Intellectual Property consistent with past practice and to the extent not otherwise prohibited hereunder), whether in whole and on a country-by-country basis, that is, in the reasonable judgment of Opthea, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of the business of Opthea; (e) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (f) Disposition of Regulatory Approvals to any wholly-owned Subsidiary or, with respect to any jurisdiction outside the United States, licensees for the purposes of Commercialization of the Product in such jurisdiction, and (g) Dispositions among Opthea and its Subsidiaries to the extent constituting an Investment permitted under Section 7.3.4.

1.1.149“Permitted Equity Derivative” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to the equity interests of Opthea (or any direct or indirect public parent thereof) provided that the entry into such Permitted Equity Derivative is permitted pursuant to Section 7.3.3 and such Permitted Equity Derivative qualifies for equity accounting treatment under GAAP as if GAAP were applicable.

1.1.150“Permitted Indebtedness” means (a) Opthea Obligations, (b) unsecured Indebtedness, (c) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (d) letters of credit issued for the payment of purchase obligations for equipment, materials and inventory, the payment of equipment and/or the payment of real estate lease and other commercial obligations (other than Indebtedness for borrowed money) (including cash collateral and deposits in connection therewith); (e) Indebtedness existing on the Effective Date and set forth on Schedule 1.1.151; (f) (i) Indebtedness consisting of capital leases and purchase money financing obligations, in each case incurred by Opthea or any of its

Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person within 180 days of such acquisition, repair, improvement or construction, (ii) obligations in respect of swaps, forwards, futures or derivatives transactions, options or similar agreements in the ordinary course to hedge or mitigate risk and not for speculative purposes; and (iii) [***]; (g) Indebtedness relating to insurance premium financing arrangements in the ordinary course; and (h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided that the principal amount thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, modified, amended or restated (plus unpaid accrued interest and premium (including tender premium) thereon, any original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such extension, refinancing, modification, amendment or restatement.

1.1.151“Permitted Liens” means (a) any  Excluded Licensing Transactions and any Out-License entered into by Opthea or any of its Affiliates after the Effective Date that is approved by Investor pursuant to Section 7.3.4; (b) Liens existing on the Effective Date and set forth on Schedule 1.1.152; (c) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and, in each case, for which Opthea or the applicable Subsidiary maintains adequate reserves on its books and records; (d) Liens securing capital leases and purchase money financings constituting Permitted Indebtedness, provided that such Liens do not extend to any property of Opthea other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness; (e) leases and subleases granted in the ordinary course of business that do not materially interfere with the business of Opthea and its Subsidiaries; (f) interests of lessors and licensors under leases and licenses to Opthea or any Subsidiary of real property and personal property; (g) Liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (h) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like statutory obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (i) Liens in favor of custom and revenue authorities arising in the ordinary course of business as a matter of law to secure the payment of custom duties in connection with the importation of goods provided such Liens are restricted to the goods being imported and documents relating thereto; (j) Liens arising from attachments or judgments, orders, or decrees occurring after the Effective Date under circumstances not constituting a termination event under Article 13; (k) Liens on, and deposits of cash and cash equivalents securing bids, contracts, letters of credit constituting Permitted Indebtedness, banker’s acceptances and other similar obligations; (l) licenses and sublicenses granted in favor of Opthea or any Subsidiary; (m) Liens on property or equity interests of another Person existing at the time such other Person becomes a Subsidiary or is merged with or into or consolidated with Opthea or any Subsidiary, provided that such Liens (i) were in existence prior to such merger or consolidation and are not incurred in contemplation thereof and (ii) do not extend to any other property owned by Opthea (other than proceeds thereof and accessions thereto); (n) Liens on property (including equity interests) existing at the time of acquisition of such property by Opthea or any Subsidiary, provided that such Liens (i) were in existence prior to such acquisition and not incurred in contemplation of such acquisition and (ii)

do not extend to any other property owned by Opthea (o) Liens granted in replacement of or substitute for, or to secure any refinancing (or successive refinancings), as a whole or in part, of any Indebtedness or other obligation secured by, a Lien referred to in the foregoing clauses (m) or (n), provided that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); (p) Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings and other liabilities to insurance carriers; (q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (r) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with Opthea or its Subsidiaries in the ordinary course of business; (s) (i) customary Liens incurred to secure Cash Management Obligations, and (ii) Liens in favor of financial institutions arising as a matter of law or under customary contractual provisions encumbering deposits or other funds held at such institutions solely as a result of Opthea’s or its Subsidiaries’ maintaining deposit accounts and/or securities accounts at such institutions; (t) any encumbrance or restriction (including put and call arrangements) with respect to equity interests of any joint venture, minority investment or similar arrangement pursuant to any joint venture, shareholders, investor rights or similar agreement; (u) Liens to secure contractual payments (contingent or otherwise) payable by Opthea or its Subsidiaries to a seller after the consummation of an acquisition of a product, business, license or other assets, in an amount not to exceed, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000); (v) escrows and deposits (and Liens thereon) in connection with an acquisition, Disposition or Investment, (w) Liens constituting an option or agreement to Dispose any property; provided that such Disposition is not prohibited hereby; (x) Liens in favor of wholesalers, distributors and distribution logistics providers granted in the ordinary course of business, (y) any Liens in the nature of a “back-up security interest” on accounts receivables, payment intangibles, royalties and related assets sold in connection with any royalty or revenue interest sale, financing transaction or other Permitted Disposition, and (z) other Liens securing liabilities in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000).

1.1.152“Permitted Third Party” means any CRO, Site, Clinical Investigator or Vendor (including Approved CROs and Approved Vendors) to whom Opthea has delegated responsibility or whom Opthea has engaged in connection with the Clinical Trial Activities or any CMO whom Opthea has engaged to perform CMC related activities (including supply of Product for use in the Product Clinical Trials).  For clarity, Third Parties that have been delegated responsibility by or engaged by a Permitted Third Party will be considered Permitted Third Parties.

1.1.153“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

1.1.154“Personally Identifiable Information” means any information relating to an identified or, in combination with other information, identifiable person or persons captured in an electronic or hardcopy format, including such information as it relates to Clinical Trial subjects (including key-coded patient data), physicians, clinicians, healthcare professionals, consultants, or other persons participating in a Clinical Trial, and any equivalent definition in the Applicable Laws to the extent that such definition is broader than that provided here.

1.1.155“Phase 1 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.

1.1.156“Phase 2 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.

1.1.157“Phase 3 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(c) (as amended from time to time), or, with respect to a jurisdiction other than the U.S., a similar clinical trial, which clinical trial is intended to generate sufficient data and results (together with data from any prior clinical trials conducted for the applicable product) to support the filing of a BLA for such product.

1.1.158“Phase 3 Success Criteria” means following topline data read out from the ShORe Trial or the COAST Trial, that the results of the ShORe Trial and the COAST Trial meet the primary endpoints set forth in the ShORe Protocol and the COAST Protocol and constitute clinically meaningful results sufficient to support the decision to submit an application for Regulatory Approval for the Product for the Indication.

1.1.159“Product” means OPT-302, a VEGF-C/D inhibitor, which, as of the Effective Date, is being Developed by Opthea for the Indication, as further described on Exhibit E hereto, in any form, formulation, dose or dosage form, including any salt thereof, under any brand name or as a generic product.

1.1.160“Product Clinical Trial” means a Clinical Trial for the Product that is included in the Development Program. For clarity, “Product Clinical Trial” includes the ShORe Trial and the COAST Trial.

1.1.161“Product IP” means all Intellectual Property owned or Controlled by Opthea or its Affiliates that is necessary or useful for the Development, manufacture, use, Commercialization, import, or export of the Product, including Trial Inventions.

1.1.162“Product Patents” has the meaning ascribed to such term in Section 12.2.11.4.

1.1.163“Prohibited Investments” means (a) Investments in securities of privately held companies or capital contributions to any other Person; (b) Investments in or purchases of any real property (excluding real property to be occupied or used by Opthea or its Subsidiaries), commercial or residential mortgages, or mortgage-backed securities; (c) Investments in auction rate securities, corporate high yield bonds (i.e. less than BBB quality), precious metals, derivatives including margin trades, options, futures, options on futures, short sales, forward contracts, swaps, repurchase agreements and reverse repurchase agreements (other than swaps, forwards, futures or derivatives transactions, options or similar agreements entered into to hedge or mitigate commercial risk and other than Permitted Equity Derivatives); and (d) Investments that are inappropriate or unusual for a  biopharmaceutical company that is similarly situated to Opthea; provided that the following shall not be a Prohibited Investment: (i) Investments existing on the Effective Date and set forth on Schedule 1.1.164; (ii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Opthea’s business; (iii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; (iv) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers, or directors relating to the purchase of capital stock of Opthea’s pursuant to employee stock purchase plans or other similar agreements approved by the Board of Directors; (v) Investments consisting of travel advances, employee relocation loans, and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $250,000 in any fiscal year or $500,000 outstanding at any point in time during the term hereof; (vi) [reserved]; (vii) [***]; and (viii) Investments by Opthea in any Subsidiary of Opthea so long as such Subsidiary of Opthea has executed and delivered, in each case, in form and substance satisfactory to Investor, a joinder agreement pursuant to which such Subsidiary will become a party to this Agreement and grant Investor a security interest in the cash, cash equivalents and other assets of such formed Subsidiary that would constitute Collateral) and (y) such other documentation, certificates, [***] and instruments requested by Investor that are necessary or desirable to perfect the security interest granted by such Subsidiary in its assets or otherwise effect the purposes or intent of this Agreement in each case of (x) and (y), subject to Section 7.4.1(b).

1.1.164“Proposed Discount Rate” has the meaning ascribed to such term in Section 6.7.2.

1.1.165“Protocol” means, with respect to a Product Clinical Trial, the documentation describing the objective, design, methodology, statistical considerations and organization of such Product Clinical Trial. For clarity, “Protocol” includes the ShORe Protocol, including any amendments thereto that are made in accordance with this Agreement, and the COAST Protocol, including any amendments thereto that are made in accordance with this Agreement.

1.1.166“Quarterly Report” has the meaning ascribed to such term in Section 6.2.2.

1.1.167“Receiving Party” has the meaning ascribed to such term in Section 9.1.

1.1.168“Regulatory Approval” means the receipt by Opthea of the conditional, full, or accelerated approval of a BLA for the Product in the Indication: (a) by the FDA in the U.S.; (b) by the EMA in the EU; or (c) by the MHRA in the United Kingdom.  For clarity, “Regulatory Approval” excludes any pricing or reimbursement approval that may be necessary or useful for marketing or sale of the Product in any country or regulatory jurisdiction.

1.1.169“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in authorizing an IND to initiate or conduct clinical testing in humans or involved in granting Regulatory Approval, including FDA, EMA, and MHRA.

1.1.170“Related Party” has the meaning ascribed to such term in the definition of “Net Sales”.

1.1.171“Release Date” has the meaning ascribed to such term in Section 13.6.

1.1.172“Repayment Amount” means the aggregate amount of Development Costs paid by the Investor to Opthea in accordance with Article 4.

1.1.173“Representatives” means, with respect to a Party, such Party’s Affiliates, and its and their respective officers, directors, employees, agents, representatives, consultants, and, as applicable, its Permitted Third Parties engaged in connection with the subject matter of this Agreement.

1.1.174“Research Results” means all Information arising out of or resulting from the Product Clinical Trials and the CMC activities contemplated by the Development Program, including the Clinical Trials Database.

1.1.175“ROFO Notice” has the meaning ascribed to such term in Section 6.8.2.

1.1.176“ROFO Offer” has the meaning ascribed to such term in Section 6.8.2.

1.1.177“SEC” means the Securities and Exchange Commission.

1.1.178“Shareholders Meeting” has the meaning ascribed to such term in Section 4.5.2.

1.1.179“ShORe Protocol” has the meaning ascribed to such term in Section 2.2.1.

1.1.180“ShORe Trial” means the Phase 3 Clinical Trial entitled “OPT-302 With Ranibizumab in Neovascular Age-related Macular Degeneration (nAMD) (ShORe)” with identifier NCT04757610.

1.1.181“Serious Safety Issue” means any SUSAR, or any dose-limiting toxicity, or series of SUSARs directly related to or caused by the administration of the Product in the conduct of a Product Clinical Trial where such SUSAR, series of SUSARs, or toxicity  substantially diminishes the probability of receiving Regulatory Approval for the Product, or results in a Regulatory Authority imposing a Clinical Hold on further development of the Product which Clinical Hold is not lifted or removed within [***] days.

1.1.182“Second Tranche Payment” has the meaning ascribed to such term in Section 4.2.

1.1.183“Site” has the meaning ascribed to such term in Section 3.1.2.

1.1.184“Subjects” means subjects in Product Clinical Trials.

1.1.185“Subscription Agreements” has the meaning ascribed to such term is Section 13.2.4.

1.1.186“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Opthea owns or controls 50% or more of the outstanding voting securities and any ‘subsidiary’ of Opthea within the meaning of Part 1.2 Division 6 of the Australian Corporations Act.

1.1.187“Success Payment Trigger” has the meaning ascribed to such term in Section 6.1.1.

1.1.188“Success Payments” has the meaning ascribed to such term in Section 6.1.1.

1.1.189“SUSAR” means a suspected unexpected serious adverse reaction, without regard to causality, that is life-threatening (i.e., causes an immediate risk of death) or that results in any of the following outcomes: death; in-patient hospitalization or prolongation of existing hospitalization; persistent or significant disability or incapacity (i.e., substantial disruption of the ability to conduct normal life functions); or a congenital anomaly or birth defect.  For clarity, a planned medical or surgical procedure is not, in itself, a SUSAR.

1.1.190“Tax” means any tax, levy, impost, duty or other charge or withholding in the nature of a tax (including any penalty, interest or other additional amounts payable in connection with any failure to pay or any delay in paying any of the same).

1.1.191“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment made pursuant to this Agreement.

1.1.192“Term” has the meaning ascribed to such term in Section 13.1.

1.1.193“Third Party” means any Person other than Opthea, Investor and their Affiliates.

1.1.194“Third Party Claim” has the meaning ascribed to such term in Section 11.1.1.

1.1.195“Third Party Infringement” means any actual or threatened infringement, misappropriation, or other violation by a Third Party of any Intellectual Property Controlled by Opthea that relates to this Agreement or the Product, including the Trial Inventions.

1.1.196“Timeline” has the meaning ascribed to such term in Section 2.4.1.

1.1.197“Timeline Remediation Plan” has the meaning ascribed to such term in Section 2.4.2.

1.1.198“Trademarks” means, collectively, all registered and unregistered marks, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof, selected for use on the Product.

1.1.199“Transaction Agreements” means, collectively, this Agreement, the Deposit Account Control Agreement, the Intellectual Property Security Agreement, the Australian General Security Deed, the Note and the Guaranty.

1.1.200“Trial Invention” has the meaning set forth in Section 10.1.1.3.

1.1.201“Trial Protocols” means the ShORe Protocol and the COAST Protocol (each, a “Trial Protocol”).

1.1.202“U.S.”, “United States” or “USA” means the United States of America, its territories and possessions, including Puerto Rico.

1.1.203“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 will govern; and provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Investor Security Interest on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” will mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.

1.1.204“UK” or “United Kingdom” means Great Britain and Northern Ireland.

1.1.205“Variable Success Payment” means, for each Calendar Quarter, an amount equal to 7.0% of Net Sales during such Calendar Quarter.

1.1.206“Withholding Tax” means Tax imposed under Division 11A of the Income Tax Assessment Act 1936 (Cth).

1.2Construction.  For purposes of this Agreement: (1) words in the singular will be held to include the plural and vice versa as the context requires; (2) the words “including” and “include” will mean “including, without limitation,” unless otherwise specified; (3) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (4) all references to “Section” and “Exhibit,” unless otherwise specified, are intended to refer to a Section or Exhibit of or to this Agreement; (5) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, (6) words of the masculine, feminine or neuter gender will mean and include the correlative words of other genders; (7) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof, and include any annexes, exhibits and schedules attached thereto; (8) reference to any Applicable Law will include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; (9) references to any Person will be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any references to a Person in a particular capacity excludes such Person in other capacities; (10) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; (11) where any payment is to be made, any funds are to be applied or any calculation is to be made under this

Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment will be made, such funds will be applied and such calculation will be made on the succeeding Business Day, and payments will be adjusted accordingly; and (12) the following capitalized terms shall have the meaning given to them in the UCC:  Account, Chattel Paper, Commercial Tort Claims, Commodity Account, Deposit Account, Documents, Equipment, Goods, Instrument, Inventory, Letter-of-Credit Right, Money, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement and Supporting Obligations.

1.3Conflicts.  In the event of any conflict between the terms of this Agreement, the Protocol or any other Exhibit, the Protocol will control (as applicable), followed by the terms of this Agreement, and followed by any applicable other Exhibit.

Article 2

THE Development program

2.1The Development Program.

2.1.1Efforts.  Opthea will use Commercially Reasonable Efforts to conduct and complete the Development Program in accordance with this Agreement and the Timelines.

2.1.2Compliance.  Opthea will conduct the Development Program and perform all of its duties and responsibilities hereunder in accordance with the Development Plan (as amended, supplemented or otherwise modified from time to time, in accordance with the terms of this Agreement) and in compliance in all material respects with all Applicable Laws.  Opthea will conduct all Product Clinical Trials and perform all other responsibilities assigned to it hereunder in connection with any such Product Clinical Trial in compliance in all material respects with the applicable Protocol.  Opthea will oversee the manufacture of the Product for each Major Market Country, and will comply (and require that all Permitted Third Parties of Opthea comply) in all material respects with all Applicable Laws with respect to the research, development, manufacture, testing, analysis, labeling, storage, handling, disposal, transfer and use of the Product in each Major Market Country.

2.2The Protocol.

2.2.1The Protocol.  The Protocol for the ShORe Trial (the “ShORe Protocol”) existing on the Effective Date is set forth on Schedule 2.2.1(a) hereto. The Protocol for the COAST Trial (the “COAST Protocol”) existing on the Effective Date is set forth on Schedule 2.2.1(b) hereto.

2.2.2Changes to the Protocol.

2.2.2.1  Any material change to a Trial Protocol, including any country-specific appendices required by Applicable Law, and material changes made in response to any communications with any Regulatory Authorities that require a submission to a Regulatory Authority, an IRB or other ethics committee, will be diligently prepared by Opthea in the form of draft amendments, [***], which will not be unreasonably withheld or delayed. Such decision will be communicated to Opthea as soon as reasonably practicable following the JSC’s receipt of the draft amendment from Opthea.

2.2.3Protocol Approval. Opthea will be responsible for obtaining any necessary approvals for the ShORe Protocol or the COAST Protocol, including any INDs, prior to commencing the ShORe Trial or the COAST Trial, respectively.

2.3Sponsor.  Opthea will be the sponsor of the Product Clinical Trials.

2.4Compliance with the Timeline.

2.4.1The Timelines.  The currently anticipated timelines for conducting the ShORe Trial and the COAST Trial are attached as Exhibit F-1 and F-2 hereto, respectively (the “Timelines” and each, a “Timeline”). In conducting such Product Clinical Trials, Opthea will use Commercially Reasonable Efforts to complete each activity specified on the applicable Timeline (each, a “Clinical Trial Activity”) by the date specified for completion of such Clinical Trial Activity on the applicable Timeline.  Opthea will promptly notify the JSC and Advisory Committee in writing upon completion or achievement of each Clinical Trial Activity.

2.4.2Failure to Complete a Clinical Trial Activity.  If Opthea fails to, or reasonably believes that it will not, complete a Clinical Trial Activity in accordance with the timeline specified for such Clinical Trial Activity on the applicable Timeline, Opthea will promptly notify the JSC.  Within thirty (30) days of such written notice, if Opthea has failed to, or reasonably believes that it will not, complete (a) any Clinical Trial Activity set forth in a Timeline within [***] days of the date for completion of the Clinical Trial Activity set forth in such Timeline or (b) the final Clinical Trial Activity set forth in a Timeline within [***] days of the date for the final Clinical Trial Activity set forth in such Timeline, Opthea will provide the JSC with a written remediation plan summarizing in reasonable detail the means by which, and the date on which, Opthea expects to be able to complete the relevant Clinical Trial Activity (each, a “Timeline Remediation Plan”, as the same may be modified from time to time in accordance with this Section 2.4.2). [***].

2.4.3Failure to Complete a Timeline Remediation Plan.  [***].

2.5Approved CROs and Approved Vendors.

2.5.1Approved CROs.  Except as otherwise provided herein, Opthea may delegate any of its responsibilities described in Section 2.3 to its Affiliates (subject to Section 14.1) or any CRO that is listed on Exhibit G, as such exhibit may be updated from time-to-time during the Development Term [***] (any such CRO, an “Approved CRO”), provided that Opthea notifies Investor of any such delegation through the JSC. Opthea will be required to enter into a written agreement with each Approved CRO utilized by Opthea on commercially reasonable and customary terms, consistent with industry standards for similar agreements and sufficient to enable Opthea to comply with its obligations hereunder with respect to the delegated responsibilities, including, but not limited to, Section 2.1.2, and the terms pertaining to ownership of Intellectual Property and publications, and treatment of Confidential Information.

2.5.2Approved Vendors.  Opthea will be permitted to contract for services, equipment, tools, materials or supplies required for the Product Clinical Trials or Regulatory Approval with any Person that is either listed on Exhibit H, as such exhibit may be updated from time-to-time during the Development Term [***] (each, an “Approved Vendor”); provided that there shall be no requirement to discuss new vendors with the JSC so long as the payments required to be made to such vendor are under $1,000,000 in the aggregate and such Vendor shall automatically be added to Exhibit H. Opthea will be required to enter into a written agreement with each such Person on commercially reasonable and customary terms, consistent with industry standards for similar agreements and sufficient to enable Opthea to comply with its obligations hereunder with respect to the contracted activities, including, but not limited to, the terms pertaining to publications and ownership of Intellectual Property, and treatment of Confidential Information.

2.5.3Responsibility.  For clarity, Opthea will remain responsible for all of its obligations under this Agreement, notwithstanding any delegation to an Affiliate or an Approved CRO or any contracting to an Approved Vendor.  Opthea will oversee the services of its Affiliates and any Approved CRO or Approved Vendor utilized by such Party to provide services hereunder.

2.6Reasonable Assistance.

2.6.1Background Materials. During the Term, Opthea will provide Investor with [***]. For clarity, Opthea will remain the sole owner of, and will retain all right, title and interest in, to and under all Background Materials, including all Intellectual Property related thereto, and the Background Materials will be Confidential Information of Opthea.

2.6.2Questions Pertaining to the Protocols.  Promptly following the Effective Date during the Development Term, Opthea will identify one (1) individual with sufficient knowledge of the ShORe Protocol, the COAST Protocol, and the Product, who will be made available at reasonable times and reasonable frequency during normal business hours in such employee’s country of residence upon reasonable written advance notice, which shall be submitted at least three (3) Business Days, in advance to answer Investor’s questions directly pertaining to such Protocols and the Product.

Article 3

development program AND COMMERCIALIZATION RESPONSIBILITIES

3.1Conduct of Clinical Trials.

3.1.1Responsibility. Opthea will have sole responsibility for the conduct of the Product Clinical Trials, in consultation with the JSC in accordance with this Agreement.

3.1.2Sites and Clinical Investigators. Opthea will select the study sites to conduct the Product Clinical Trials and will inform the JSC of Opthea’s choice of each study site.  Opthea will enter, and, to the extent applicable, will ensure that its Affiliates and each Approved CRO likewise enter, into an agreement with each study site (the “Clinical Trial Agreement” and upon execution of such Clinical Trial Agreement, such study site will be deemed a “Site”) on commercially reasonable and customary terms, consistent with industry standards for similar agreements.

3.1.3Data Collection and Data Management.

3.1.3.1 CRF.  Opthea will be solely responsible for preparing the form of Case Report Form for each of the Product Clinical Trials in accordance with the applicable Protocol.

3.1.3.2 Clinical Trials Database; Registries.  Opthea will use Commercially Reasonable Efforts to establish and maintain a Clinical Trial database for the data collected from each Site for each Product Clinical Trial (the “Clinical Trials Database”). Opthea will be responsible for registering, maintaining and updating any registries pertaining to the Product Clinical Trials to the extent required by any Applicable Laws, including, as applicable, www.clinicaltrials.gov, www.clinicalstudyresults.org, and the PHRMA Website Synopsis.

3.1.4IRBs and Other Ethics Committees.  Opthea will use Commercially Reasonable Efforts to (a) obtain the approval of the IRBs and other ethics committees required prior to commencing, and during, the Product Clinical Trials at every Site, (b) ensure that IRBs and such other relevant ethics committees have current registrations and accreditations as required by Applicable Law, (c) provide all ethics committees, including all IRBs, and Regulatory Authorities, with all necessary documentation prior to, and during the course of, the Product Clinical Trials as required by Applicable Law, and (d) respond to all queries from the IRBs and other ethics committees, will prepare the applicable response and, if such query is material, will provide Investor with a copy thereof for review and comment reasonably prior to submission.

3.1.5Completion of the Clinical Trials; Final CSR.  Opthea will keep the Sites participating in the Product Clinical Trials operational, to the extent reasonably necessary or desirable to complete the Development Program(s) under which such Product Clinical Trials are being conducted. The CSR for any Product Clinical Trial will be prepared by Opthea in compliance with all Applicable Laws, including ICH E3 guidelines. The final, signed CSR for any Product Clinical Trial will be provided to Investor promptly following the Completion Date of each such Product Clinical Trial. In the event that there are any additional safety or efficacy data pertaining to such Product Clinical Trial that come into the possession of Opthea after it has provided Investor with the final Clinical Trial CSR, Opthea will prepare and promptly provide Investor with a supplement to such CSR.

3.2Audits.  Until both of the Product Clinical Trials have been completed, Opthea will conduct quality oversight inspections and audits of the facilities and services of the Permitted Third Parties utilized by Opthea in accordance with its internal written policies and regulatory requirements and will, if available, provide Investor with copies of the resulting audit reports, certificates, or other reporting materials upon request. Further, during the Development Term, Opthea will conduct quality oversight inspections and audits of the manufacturing facilities for the Product in accordance with its internal written policies and regulatory requirements and, if available, Opthea will provide Investor with copies of the resulting audit reports, certificates, or other reporting materials upon request (to the extent the disclosure thereof is not prohibited by any applicable confidentiality obligations).

3.3Supply.  Opthea will be responsible for the manufacture of the Product for the Product Clinical Trials and for Commercialization of the Product, either directly or through an Approved Vendor, and will use Commercially Reasonable Efforts to ensure (a) [***] and (b) [***]. Opthea will manufacture or have manufactured the Product for the Product Clinical Trials and for Commercialization in accordance with GMP.

3.4Product Complaints. Opthea will be solely responsible for, and will use Commercially Reasonable Efforts to investigate and resolve, complaints related to the Product, including complaints pertaining to the manufacturing, appearance or general physical characteristics of the Product or other processes at the manufacturing facility, in accordance with all Applicable Laws.

3.5Pharmacovigilance and Safety Information Exchange.  Opthea will, within [***], report to the JSC any Serious Safety Issue with respect to (a) Product Clinical Trial subjects, or (b) individuals otherwise exposed to the Product, whether alone or in combination with Aflibercept or Ranibizumab.

3.6Product Recalls.  Opthea will be solely responsible for the operational execution of any recall of the Product; provided that, Opthea will consult with the JSC regarding the decision to initiate any such recall in the U.S.  The costs for any such recall will be at Opthea’s sole cost and expense.

3.7Commercially Reasonable Efforts.

3.7.1Conduct of Clinical Trials. Timely performance of the Product Clinical Trials and receipt of Regulatory Approval in the U.S. and, until achievement of Regulatory Approval in the U.S., in the European Union (or, if EMA’s centralized review procedure is not used, at least one (1) additional non-U.S. Major Market Country) are important to the success of this Agreement.  Opthea will use Commercially Reasonable Efforts to complete each Product Clinical Trial according to the applicable Timeline. In the event that Opthea fails to complete a Product Clinical Trial in accordance with applicable Timeline, then Investor will have the remedies described in Section 2.4.

3.7.2Regulatory Approval. Upon achievement of the Phase 3 Success Criteria, Opthea will (a) file a BLA for the Product in the Indication in the U.S. within [***] thereafter and (b) otherwise use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in the Indication in the U.S. and, until achievement of Regulatory Approval in the U.S., in the European Union (or, if EMA’s centralized review procedure is not used, at least one (1) additional non-U.S. Major Market Country). In the event that Opthea fails to use Commercially Reasonable Efforts to so obtain Regulatory Approval for the Product or fails to file a BLA for the Product for the Indication in the U.S. within [***] following achievement of the Phase 3 Success Criteria for the Product, and this failure is not cured as set forth in Section 13.4.2, Investor may terminate this Agreement pursuant to Section 13.4.2.

3.7.3Commercialization. Following receipt of Regulatory Approval for the Product, Opthea will use (and will require its Commercialization Partners to use) Commercially Reasonable Efforts to Commercialize the Product and maximize Net Sales of the Product for the Indication in each jurisdiction in which Regulatory Approval is obtained and maintain such Regulatory Approval(s).

3.8Disclosures by Opthea.

3.8.1During the Development Term, Opthea will provide Investor at meetings of the JSC (or in advance of such meetings as part of the information that may be distributed to JSC members prior to such meetings or, if no such meeting is held in a Calendar Quarter, directly to Investor) at least once during each Calendar Quarter with summaries of all data [***].

3.8.2Opthea shall (a) promptly notify the JSC of achieving the Phase 3 Success Criteria, and (b) promptly notify Investor of achieving Regulatory Approval for the Product (whether in the Indication or in any other indication). At least once each Calendar Quarter during the Term, following  Investor’s request, Opthea will provide Investor with [***].

3.8.3Opthea shall provide Investor with company budgets and financial statements (“Financial Statements”) contemporaneously with their provision to the board of directors (or any committee thereof) of Opthea [***].

Article 4

DEVELOPMENT COSTS; equity investment

4.1Development Costs. Investor will pay no less than One Hundred and Twenty Million U.S. Dollars ($120,000,000) and up to One Hundred and Seventy Million U.S. Dollars ($170,000,000) (the applicable amount, the “Maximum Development Costs”) of Development Costs, as set forth and in accordance with the funding schedule set forth in Section 4.2.  As between Investor and Opthea, any Development Costs in excess of the Maximum Development Costs will be borne by Opthea, and any failure by Opthea to bear any such excess Development Costs shall be deemed to be a material breach of this Agreement by Opthea.

4.2Funding Schedule.  Investor will fund Development Costs by making a series of fixed payments to Opthea in accordance with the payment schedule set forth in the table below, which payment obligation will cease upon the first to occur of (a) the termination or cessation of both the COAST Trial and the ShORe Trial; or (b) the date on which the aggregate payments under this Section 4.2 reach the Maximum Development Costs.  All payments will be made within [***] Business Days following Investor’s receipt of an invoice from Opthea for such payment, which invoices will be provided on the timing set forth in the table below.

Invoice Date	Amount of Payment
The later of the Effective Date and the date on which Opthea receives the First Tranche PIPE Proceeds	$50,000,000

[***] Business Days prior to December 31, 2022 (or such other date as is requested by Opthea and consented to by Investor in its sole discretion)	An amount, in the sole and absolute discretion of Investor, equal to no less than $35,000,000 and no greater than $60,000,000 (the “Second Tranche Payment”)
[***] Business Days prior to December 31, 2023 (or such other date as is requested by Opthea and consented to by Investor in its sole discretion)

An amount, in the sole and absolute discretion of Investor, equal to: (i) the sum of (A) the difference between $70,000,000 and the Second Tranche Payment plus (B) the difference between the Second Tranche Payment and $35,000,000 plus (C) an amount, in the sole discretion of Investor, not to exceed $25,000,000 (which may be $0); or (ii) the difference between $120,000,000 and the Second Tranche Payment

4.3Use of Proceeds.  Opthea will use the payments provided by Investor pursuant to Section 4.1 and Section 4.2 solely for the purposes of funding Development Costs.

4.4Development Costs Account. Payments provided by Investor pursuant to Section 4.1 and Section 4.2 will be funded into, and will be disbursed from, the Development Costs Account. Opthea hereby grants a continuing first-priority security interest in the Development Costs Account to Investor to secure payment of the Opthea Obligations.

4.5Equity Investments.

4.5.1Opthea shall use its reasonable best efforts to consummate the transactions contemplated by the Subscription Agreements and shall keep Investor reasonably informed of its progress in doing so.

4.5.2Opthea will take all action necessary in accordance with the Corporations Act, the ASX Listing Rules and Opthea’s constitution as soon as practicable to duly give notice of (such notice to contain a unanimous Board recommendation to vote in favor of the resolution approving the issuance of the Tranche 2 Securities), convene, and hold a meeting of Opthea’s shareholders as soon as practicable after the date of this Agreement (but in any event no later than September 30, 2022 unless otherwise consented to by the Investor)  (the “Shareholders Meeting”). Opthea agrees to contact and engage with its shareholders in a manner consistent with Australian market practice if such contact and engagement would be desirable or advisable to obtain approval by Opthea’s shareholders of the issuance of the Tranche 2 Securities. Opthea shall not, without the Investor’s prior written, consent (i) submit any matter for approval of Opthea’s shareholders at such meeting other than a resolution approving and ratifying the issue of Tranche 1 Securities and the resolution approving the issuance of the Tranche 2 Securities  (or, if the Shareholders’ Meeting is also the annual general meeting of Opthea, other than matters that would be ‘routine’ at an annual general meeting of Opthea’s shareholders (i.e., receipt of financial statements and reports, re-election of directors, adoption of remuneration report and any of the matters listed in Rule 14a-6(a)

under the U.S. Securities Act of 1934, as amended), or (ii) hold a shareholder meeting for any purpose prior to the occurrence of the Shareholders Meeting.

4.5.3Prior to the earlier of (a) Data Read-Out for the COAST Trial and (b) Data Read-Out for the ShORe Trial, Opthea shall use Commercially Reasonable Efforts to ensure the aggregate cash and cash equivalents held in its deposit accounts (the “Minimum Cash Accounts”) are at all times equal to at least [***]. If the cash and cash equivalents held in the Minimum Cash Accounts is at any time less than [***] (the “Minimum Cash Threshold”), Opthea shall promptly (and in any event within [***] Business Days) notify Investor. Following such notification, and unless otherwise agreed with Investor, Opthea shall use reasonable best efforts to consummate a public offering or private placement of its equity securities resulting in aggregate gross proceeds equal to (at least) the difference between [***] and the amount of cash and cash equivalents held in the Minimum Cash Accounts (such difference, the “Minimum Cash Make-Whole”) within [***] thereafter. Opthea shall keep Investor reasonably informed of its progress in consummating such financing. If Opthea is unable to consummate such financing within such [***] period, Investor shall have the right, but not the obligation, to remedy such condition by increasing the funding of Opthea pursuant to this Article 4 (such additional funding amount, the “Minimum Cash Make-Whole Funding”) by an amount not to exceed the Minimum Cash Make-Whole. Any Minimum Cash Make-Whole Funding paid by Investor shall be deemed to be Development Costs, including for purposes of any adjustments to Fixed Success Payments and the Fixed Return Cap made under Section 6.3.

Article 5

GOVERNANCE

5.1Joint Steering Committee.

5.1.1Representatives.  Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “JSC”).  Each Party initially will appoint three (3) representatives to serve as representatives to the JSC (the “JSC Representatives”), with each JSC Representative having sufficient decision-making authority within the applicable Party to make decisions on behalf of such Party within the scope of the JSC’s decision-making authority and, if any such representative is not an employee of the appointing Party, such representative will execute a confidentiality agreement in form and substance reasonably acceptable to the other Party (and, for the avoidance of doubt, the appointing Party will remain responsible to the other Party for any noncompliance by such representative with such confidentiality obligations).  Each Party may replace one or more of its JSC Representatives at any time upon written notice to the other Party.

5.1.2Chairperson. The JSC chairperson (“JSC Chairperson”) will be designated from the Parties’ JSC Representatives and will serve for a term of one (1) year.  Investor will appoint the first JSC Chairperson and subsequent appointments will rotate on an annual basis between Opthea and Investor.  The JSC Chairperson will be responsible for drafting and circulating the draft agenda and ensuring minutes are prepared.

5.1.3Meetings; Dissolution.  From the Effective Date until the later of (a) the end of the Development Term and (b) the end of the first Calendar Quarter after the date on which the Product has obtained Regulatory Approval in the U.S., the JSC will meet at least once per Calendar Quarter (such meetings to be conducted via teleconference or videoconference unless the Parties’ JSC Representatives mutually agree otherwise).  Either Party may call a special meeting of the JSC (by videoconference or teleconference) during the Development Term by providing at least five (5) Business Days prior written notice to the other Party, which notice will include a reasonably detailed description of the matter, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.  Upon the conclusion of the last meeting of the JSC held in accordance with the first sentence of this Section 5.1.3, the JSC shall be dissolved.

5.1.4Participants. The JSC may invite individuals who are not JSC Representatives to participate in JSC meetings; provided that (a) all JSC Representatives of both Parties consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Party (and, for the avoidance of doubt, the inviting Party will remain responsible to the non-inviting Party for any noncompliance by such individual with such confidentiality obligations).

5.1.5Alliance Managers.  Each Party will appoint an individual to act as an alliance manager for such Party (each, an “Alliance Manager”) by providing the name and contact information for the Alliance Manager to the JSC.  Each Party may change its Alliance Manager from time to time in its sole discretion upon written notice to the JSC.  The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by the Agreement, and the Parties will use reasonable efforts to ensure that any requests for information and data made outside of the JSC are made through the Alliance Managers.  The Alliance Managers will attend all meetings of the JSC.  For clarity, the Alliance Managers may also be members of the JSC, but will remain in place for the duration of the Term, regardless of whether the JSC is dissolved pursuant to Section 5.1.3.

5.1.6Costs.  Each Party will bear its own expenses relating to the meetings and activities of the JSC and the Advisory Committee.

5.2JSC Responsibilities and Decision-Making.

5.2.1Responsibilities [***].  The JSC’s responsibilities will include [***] the following:

5.2.1.1  the Product and the progress of Opthea’s Development Program including (i) overall clinical, regulatory and commercial strategic direction of the Development Program, (ii) developing strategies to maximize the value of the Product, and (iii) reviewing and commenting on the Development Program and Regulatory Approval strategies for the Product;

5.2.1.2  Opthea’s use, including planned use, of the Development Costs provided pursuant to Section 4.2 for Opthea’s Development

Program (including summaries of budgets for and payments to CROs, CMOs and other Permitted Third Parties);

5.2.1.3   [***];

5.2.1.4  [***]; and

5.2.1.5  [***].

5.2.2Responsibilities [***].  The JSC’s responsibilities will include [***] the following:

5.2.2.1  a change to the indication for the Product set forth in the current Development Plan from the Indication to any other indication;

5.2.2.2  [***];

5.2.2.3  [***];

5.2.2.4  [***];

5.2.2.5  the substitution or addition of any arms in any Product Clinical Trial;

5.2.2.6  a determination to discontinue the Development Program;

5.2.2.7  any material changes to the manufacturing process for either (a) the drug substance utilized in any Product or (b) any final Product that, in either case, will be used in the Product Clinical Trials; or

5.2.2.8 [***].

5.2.3Reports. At each JSC meeting Opthea will provide material updates on the progress of the Product Clinical Trials and will report on material matters with respect to the progress toward obtaining Regulatory Approvals in the U.S., EU (if the EMA’s centralized procedure is to be used, and otherwise the non-U.S. and non-U.K. Major Market Countries) and UK.

5.3Advisory Committee.

5.3.1Representatives.  Within thirty (30) days after the Effective Date, the Parties will establish an advisory committee (the “Advisory Committee”).  Each Party initially will appoint three (3) representatives to serve as representatives to the Advisory Committee (the “AdComm Representatives”), provided that if any such representative is not an employee of the appointing Party, such representative will execute a confidentiality agreement in form and substance reasonably acceptable to the other Party (and, for the avoidance of doubt, the appointing Party will remain responsible to the other Party for any noncompliance by such representative with such confidentiality obligations).  Each Party may replace one or more of its AdComm Representatives at any time upon written notice to the other Party.

5.3.2Responsibilities. The Advisory Committee’s responsibilities will include [***] the following:

5.3.2.1  [***];

5.3.2.2  the activities related to, the progress of, and the Development Costs incurred in connection with, the Development Program;

5.3.2.3  interactions with Regulatory Authorities in the U.S. and EU (including the Major Market Countries) related to the Product;

5.3.2.4  [***];

5.3.2.5  [***];

5.3.2.6  [***];

5.3.2.7  the Commercialization strategy, activities and progress for the Product in the U.S.; and

5.3.2.8  [***].

5.3.3Chairperson. The Advisory Committee chairperson (“AdComm Chairperson”) will be designated from Opthea’s AdComm Representatives.  The AdComm Chairperson will be responsible for drafting and circulating the draft agenda and ensuring minutes are prepared.

5.3.4Meetings; Dissolution.  From the Effective Date until the end of the later of (a) the end of the Development Term and (b) the end of the first Calendar Quarter after the date on which the Product has obtained Regulatory Approval in the U.S., the Advisory Committee will meet approximately monthly or on such other frequency as is agreed between Investor and Opthea from time to time (such meetings to be conducted via teleconference or videoconference unless the Parties’ AdComm Representatives mutually agree otherwise).  Either Party may call a special meeting of the Advisory Committee (by videoconference or teleconference) during the Development Term by providing at least five (5) Business Days’ prior written notice to the other Party, which notice will include a reasonably detailed description of the matter, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.  Upon the conclusion of the last meeting of the Advisory Committee held in accordance with the first sentence of this Section 5.3.4, the Advisory Committee shall be dissolved.

5.3.5Participants. The Advisory Committee may invite individuals who are not AdComm Representatives to participate in Advisory Committee meetings; provided that (a) all AdComm Representatives of both Parties consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Party (and, for the avoidance of doubt, the inviting Party will remain responsible to the non-inviting Party for any noncompliance by such individual with such confidentiality obligations).

5.4Limitation on Authority.  Notwithstanding anything to the contrary set forth in this Agreement, neither the JSC nor the Advisory Committee will have any authority to (a) amend, modify or waive compliance with this Agreement, or (b) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement.

5.5Decision-Making.  [***].

5.6Board Observer.  During the Term, Investor shall have the right to designate one (1) individual to be present in a non-voting, observational capacity (for clarity, with no right to participate) at all meetings of the Opthea Board of Directors or any committee thereof, including any telephonic meetings but excluding executive sessions of any such meetings (such individual, the “Investor Board Observer”). Any materials that are sent by Opthea to the members of the Opthea Board of Directors in their capacity as such shall be sent to the Investor Board Observer simultaneously by means reasonably designed to ensure timely receipt by the Investor Board Observer (provided that Opthea need not provide to the Investor Board Observer any information that, if disclosed to the Investor Board Observer in his or her capacity as such, would adversely affect the maintenance by Opthea of any applicable attorney-client privilege, any information that relates to (i) the negotiation of any amendment to or restatement of this Agreement, (ii) the strategy with respect to this Agreement as it specifically relates to Investor (provided that nothing in this clause (ii) shall permit Opthea to withhold information related to the Product or the activities undertaken by Opthea, whether generally or pursuant to this Agreement, in connection with Developing and Commercializing the Product)  or (iii) the relationship between Opthea and Investor, or any information related to internal business matters of Opthea that does not relate to the activities to be undertaken by Opthea pursuant to this Agreement and would not reasonably be expected to have a Material Adverse Event), and Opthea will give the Investor Board Observer notice of such meetings, by the same means as such notices are delivered to the members of the Opthea Board of Directors and at the same time as notice is provided or delivered to the Opthea Board of Directors. The Investor Board Observer will execute a confidentiality agreement in form and substance reasonably acceptable to Investor (and, for the avoidance of doubt, Investor will remain responsible to Opthea for any noncompliance by the Investor Board Observer with such confidentiality obligations).

Article 6

PAYMENTS TO Investor

6.1Success Payments.

6.1.1Success Payments.  Following receipt of the first Regulatory Approval of the Product (either alone or in combination with another drug) (the “Success Payment Trigger”), Opthea will pay Investor the amounts set forth in the “Fixed Success Payment Schedule” below (in the column entitled “Amount of Payment”) on the dates set forth in the column entitled “Date of Payment” (the payments payable pursuant to this Section 6.1.1, the “Fixed Success Payments” and collectively with the Variable Success Payments, the “Success Payments”).

Fixed Success Payment Schedule

Date of Payment	Amount of Payment
[***] days after the Success Payment Trigger	[***]
1-Year Anniversary of the Success Payment Trigger	[***]
2-Year Anniversary of the Success Payment Trigger	[***]
3-Year Anniversary of the Success Payment Trigger	[***]
4-Year Anniversary of the Success Payment Trigger	[***]
5-Year Anniversary of the Success Payment Trigger	[***]
6-Year Anniversary of the Success Payment Trigger	[***]
Total	$395,000,000

6.1.2Execution of Note.  Promptly (but in any event within two (2) Business Days) following the occurrence of the Success Payment Trigger, Opthea shall execute and deliver to Investor the Note attached hereto as Exhibit L (the “Note”).

6.2Variable Success Payments; Quarterly Reports.

6.2.1From and after First Commercial Sale until Investor has received Success Payments equal to the Fixed Return Cap, Opthea shall pay to Investor the Variable Success Payment for each Calendar Quarter promptly, but in any event no later than (a) [***] calendar days ([***] calendar days if a Commercialization License has been granted) after the end of each of the first three Calendar Quarters in each Calendar Year and (b) [***] calendar days [***] calendar days if a Commercialization License has been granted) after the end of the last Calendar Quarter in each Calendar Year.

6.2.2  Concurrently with the payment of each Variable Success Payment, Opthea shall deliver a written report (the “Quarterly Report”) setting forth, in reasonable detail: (a) (i) the calculation of the Variable Success Payment payable to Investor in respect of the last ended Calendar Quarter, (ii) on a country-by-country basis, the number of units of the Product sold by Opthea and its Affiliates and, to the extent available, each counterparty to any Commercialization License, (iii) gross sales generated by or on behalf of Opthea and any of its Affiliates and each counterparty to any Commercialization License, (iv) foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with Opthea’s method for calculating rates of exchange in the preparation of Opthea’s annual financial statements in accordance with Accounting Standards), (v) a detailed break-down of all permitted deductions from gross sales used to determine Net Sales and the Variable Success Payment due to Investor and (vi) the cumulative year-to-date aggregate Net Sales for the Product through the end of the last ended Calendar Quarter; and (b) the Commercial Updates. The Quarterly Report shall also have attached to it copies of any royalty reports or similar communications with respect to

Net Sales received by Opthea from the Commercialization Partners to any Commercialization License.

6.2.3Opthea shall include in each Commercialization License a provision requiring the Commercialization Partner to such Commercialization License to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report, and to disclose such information to Opthea to enable the disclosures of such information in each Quarterly Report, as contemplated herein. Opthea shall use Commercially Reasonable Efforts to obtain in a timely manner from each such Third Party any information to be disclosed in each Quarterly Report.

6.3Adjustment for Change in Development Costs.  In the event that the actual Development Costs paid by Investor hereunder are lower or greater than One Hundred and Seventy Million U.S. Dollars ($170,000,000) (including as a result of Investor paying to Opthea the Going Concern Funding), each Fixed Success Payment and the Fixed Return Cap will be multiplied by a fraction, the numerator of which is such actual Development Costs paid to Opthea by Investor hereunder and the denominator of which is One Hundred and Seventy Million U.S. Dollars ($170,000,000).

6.4Method and Timing of Payment.  Fixed Success Payments to Investor will be due as of the applicable dates set forth in Section 6.1. Variable Success Payments to Investor will be due as of the quarterly payment dates set forth in Section 6.2.1. All Success Payments shall be paid by wire transfer of immediately available funds to an account specified by Investor in writing to Opthea from time to time.  Opthea will provide Investor with written notice of each wire transfer to Investor’s account.  All amounts payable and calculations under this Agreement will be in U.S. Dollars.

6.5Late Payments.  If Opthea fails to pay any amount due under this Agreement on the due date therefore, then, without prejudice to any other remedies that Investor or its designee may have, such amount will bear interest from the due date until payment of such amount is made, both before and after any judgment, at a rate equal to the higher of (a) [***] and (b) [***] for the actual number of days payment is delinquent or if such rate exceeds the maximum amount permitted by Applicable Law, at such maximum rate.

6.6Taxes.

6.6.1Tax Treatment.

6.6.1.1  The Parties acknowledge and agree that (i) this Agreement is not intended to be treated as or create a partnership or joint venture between the Parties for any applicable Tax purposes; (ii) as of the date hereof, a portion of each Investor Payment will be characterized as “interest or in the nature of interest” for purposes of Australian Law in an amount equal to (A), in the case of a Fixed Success Payment, the amount by which such payment exceeds the Repayment Amount (with the Repayment Amount for each Fixed Success Payment being calculated based on the percentage that the Fixed Success Payment bears to the total Fixed Success Payments) and (B), in the case of a Variable Success

Payment, the entire amount of the payment; and (iii) as of the date hereof, Investor Payments would only be subject to any Tax Deduction under Australian Law to the extent any Investor Payment is characterized as “interest or in the nature of interest”.   The Parties agree to file all Tax returns in a manner consistent with the foregoing, and not take any position, whether in any Tax return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment, unless required by a final determination of an applicable Tax authority or a change in Applicable Law.

6.6.1.2  The Parties also agree that, for U.S. federal and applicable state and local Tax purposes, (i) the execution of the Note is intended to be treated as a realization event for Investor and (ii) the Note is intended to be treated as a debt instrument issued by Opthea that is subject to Treasury Regulations Section 1.1275-4(c).

6.6.2Withholding.

6.6.2.1  Opthea shall make all Investor Payments under this Agreement without any Tax Deduction unless such Tax Deduction is required by Applicable Law.

6.6.2.2  Opthea shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Investor accordingly.

6.6.2.3  If a Tax Deduction is required by law to be made by Opthea, except in relation to a FATCA Deduction, Opthea must pay an additional amount to the Investor together with the applicable Investor Payment so that, after making any Tax Deduction and any payment required in connection with that Tax Deduction, the Investor receives an amount equal to the Investor Payment which would have been due if no Tax Deduction or payment required in connection with that Tax Deduction had been required.

6.6.2.4  If Opthea is required to make a Tax Deduction, Opthea shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

6.6.2.5  Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, Opthea shall use commercially reasonable efforts to deliver to the Investor evidence satisfactory to the Investor, acting reasonably, that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

6.6.3Tax Indemnity.

6.6.3.1  Opthea shall (within three Business Days of demand by the Investor) pay to the Investor an amount equal to the loss, liability or cost which the Investor reasonably determines has been (directly or indirectly) suffered for or on account of Withholding Tax owed by the Investor in respect of an Investor Payment on account of Opthea’s failure to pay additional amounts pursuant to Section 6.6.2.3 or make payments required in connection with a Tax Deduction to a relevant taxing authorities pursuant to Section 6.6.2.4.

6.6.3.2 Section 6.6.3.1 shall not apply to the extent the relevant loss, liability or cost is compensated for by an increased Investor Payment under Section 6.6.2.3.

6.6.4Tax Cooperation.  Each Party shall cooperate to provide and update, if necessary, any applicable forms, certifications or other information requested by the other Party that the first Party is reasonably and legally able to provide to reduce or eliminate any Tax Deduction or to support the intended tax treatment of any Investor Payment under Applicable Law or any applicable Tax treaty or convention as provided in Section 6.6.1.  Each Party shall provide commercially reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial Tax audit or contest relating to Investor Payments or any Tax payments made with respect to amounts paid or payable to such other Party under this Agreement, including pursuant to Section 6.6.2 or 6.6.3.

6.7Accelerated Payments.

6.7.1Approval Buy-Out Option.  Opthea shall have the right (the “Approval Buy-Out Option”) to make a one-time payment (an “Approval Buy-Out Payment”) in lieu of all Success Payments (as adjusted in accordance with Section  6.2.2) by written notice delivered to Investor no later than [***] after the date of the Success Payment Trigger, which written notice shall set forth the amount of the applicable Approval Buy-Out Payment, the proposed date of closing (which shall occur within [***] after the Success Payment Trigger), and the calculation of the applicable Approval Buy-Out Payment in reasonable detail based upon the proposed closing date.  For purposes of this Section 6.7.1, the Variable Success Payments are deemed to be the amounts set forth on Schedule 6.7.1, payable on the dates set forth on Schedule 6.7.1. The Approval Buy-Out Payment will be equal to the present value of future Fixed Success Payments and the Variable Success Payments calculated as follows: [***].

The Approval Buy-Out Payment will be payable in one installment in cash at the closing to an account specified by Investor. The discount rate used to calculate the Approval Buy-Out Payment shall be [***] (the “Discount Rate”).

6.7.2General Buy-Out Option.   Opthea may, regardless of whether any Success Payment Trigger has been achieved, propose to Investor that Opthea make a one-time payment (the “General Buy-Out Option” and such payment, the “General Buy-Out Payment”) in lieu of all Success Payments that are payable or could become payable in the future by written proposal delivered to Investor (the “General Buy-Out Notice”). For purposes of this Section 6.7.2, the Variable Success Payments are deemed to be the amounts set forth on Schedule 6.7.1, payable on the dates set forth on Schedule 6.7.1. In each case, each Fixed Success Payment shall be as adjusted in accordance with Section 6.3 and each such written proposal shall set forth the amount to be paid by Opthea to Investor, the proposed date of closing (which shall occur within [***] after delivery of such written proposal, subject to acceptance of such written proposal by Investor), the discount rate that Opthea proposes to apply to such General Buy-Out Payment (the “Proposed Discount Rate”) and the calculation of the General Buy-Out Payment in reasonable detail. Within [***] following receipt of such written proposal, Investor shall notify Opthea in writing whether or not Investor accepts such written proposal. For the avoidance of doubt, if Investor does not accept such written proposal, Opthea may deliver a revised written proposal to Investor, such that Opthea is not limited in the number of written proposals that may be made to Investor.

Each General Buy-Out Payment will be equal to the present value of the applicable future Success Payments calculated as follows: [***].

Any General Buy-Out Payment will be payable in one installment in cash at the closing to an account specified by Investor.

6.7.3Change of Control Payment.  Opthea will notify Investor in writing promptly (and in any event within four (4) Business Days) following the entering into of a definitive agreement with respect to a Change of Control.  Within [***] days following the closing of a Change of Control, Opthea (or its successor) shall pay Investor an amount in cash equal to [***] of Development Costs paid by Investor hereunder prior to such Change of Control, net of any Success Payments already made to Investor (and/or, if applicable, its assignee) (such payment, the “Change of Control Payment”).  The Change of Control Payment, if any, shall be credited (a) first, toward future Fixed Success Payments starting with the next Fixed Success Payment to be paid and (b) second, if the Change of Control Payment is greater than the total future Fixed Success Payments, toward future Variable Success Payments. For avoidance of doubt, following a Change of Control prior to receipt of Regulatory Approval for the Product, Opthea or its successor will be obligated to continue to exercise Commercially Reasonable Efforts to Develop and obtain Regulatory Approval as set forth herein (including in Section 3.7).

6.8Success Payment Assignment.

6.8.1In the event that Opthea does not exercise the Approval Buy-Out Option, [***].

6.8.2In the event that Opthea does not exercise the Approval Buy-Out Option, if Investor desires to effect a sale of the Success Payments to any Third Party, [***].

Article 7

SECURITY INTERESTS

7.1Security Interest.

7.1.1Grant. As security for the prompt payment and performance in full when due of the Opthea Obligations, Opthea hereby pledges and grants to Investor, effective upon the Effective Date, a continuing security interest in all of Opthea’s right, title and interest (excluding any leasehold interest) in, to and under all of its property (excluding Intellectual Property that is not Product IP), wherever located and whether now existing or owned or hereafter acquired or arising, including the following property (collectively, the “Collateral”):

(a) all Accounts;

(b) books and Records;

(c) Cash;

(d) Chattel Paper;

(e) Commercial Tort Claims;

(f) Deposit Accounts, Securities Accounts and Commodities Accounts;

(g) Documents;

(h) Equipment (including all fixtures);

(i) Instruments;

(j) Inventory;

(k) Investment Property;

(l) Letter-of-Credit rights;

(m) Money;

(n) Goods;

(o) Product IP;

(p) all products, Proceeds and Supporting Obligations of any and all of the foregoing;

(q) the Development Costs Account;

(r) to the extent not covered by clauses (a) through (q) above, all other assets, personal property and rights, whether tangible or intangible, relating to the Product (as defined herein); and

(s) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to Opthea from time to time with respect to any of the foregoing.

7.1.2Priority of Security Interest.  Opthea represents, warrants and covenants that, subject to Investor making and maintaining any filings and actions, including a separate grant in respect of commercial tort claims, necessary to achieve such perfection, the security interests in the Collateral will be and will at all times thereafter continue to be first priority security interests, subject only to the Permitted Liens (the “Investor Security Interests”).

7.1.3Investor Collateral Exclusions.  Anything herein to the contrary notwithstanding, in no event will the Collateral include, and Opthea will not grant and will not be deemed to have granted a security interest in (a) Intellectual Property (other than Product IP) (the “Excluded IP”), (b) any “intent to use trademark applications for which a statement of use has not been filed (but only until such statement is file); (c) any Excluded Accounts, (d) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock (or the equivalent thereof) owned by Opthea of any foreign Subsidiary (other than an Eligible Foreign Subsidiary) which shares entitle the holder thereof to vote for directors or any other matter; or (e) any property to the extent that such grant of security interest is prohibited by any Applicable Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent (other than the consent of an Affiliate of Opthea) not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Applicable Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code in effect in any applicable jurisdiction (or any successor provision or provisions); provided, however, that such security interest will attach immediately at such time as such Applicable Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, will attach immediately to any portion of the Collateral that does not result in such consequences; provided, further that exclusions referred to in this Section 7.1.3 shall not apply to any Proceeds of any such Collateral.

7.1.4Authorization to File Financing Statements.  Subject to the terms of Section 7.4.1(b), Opthea hereby irrevocably authorizes Investor to file, on or at any time from time to time after the Effective Date, and Opthea will execute and deliver to Investor (as applicable), financing statements, amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Collateral, notices and other documents and instruments, in form satisfactory to Investor as Investor may reasonably request, to perfect and continue perfection, maintain the priority of, enforce or protect the priority of, or provide notice of Investor’s security interest in the Collateral and to accomplish the purpose of this Agreement, without notice to Opthea, in all jurisdictions determined by Investor to be necessary or appropriate.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Investor may determine, in its sole discretion, is necessary or advisable to ensure the perfection of the security interest granted or purported to be granted in the Collateral to Investor herein, including describing such property as “all assets other than Intellectual Property that is not related to the Product” or “all personal property, whether now owned or hereafter acquired other than Intellectual Property that is not related to the Product.”  Opthea hereby irrevocably authorizes Investor to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) the Intellectual Property Security Agreement and any other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted or purported to be granted in the Collateral to Investor, without the signature of Opthea where permitted by law, and naming Opthea as debtor, and Investor as secured party.

7.2Specified Rights and Remedies; Etc.

7.2.1Following the achievement of the Success Payment Trigger, if an Event of Default has occurred and is continuing, then without prejudice to any other remedies that Investor or its designee may have, Investor, in its sole discretion, shall have the right, without further notice or demand, to do any or all of the following:

7.2.1.1 accelerate the applicable Success Payments and, upon such acceleration, the applicable Success Payments shall be immediately due and payable;

7.2.1.2  foreclose upon and/or sell or otherwise liquidate the Collateral;

7.2.1.3  commence and prosecute an insolvency proceeding or consent to Opthea commencing any insolvency proceeding;

7.2.1.4  notify the account debtors or obligors under any Accounts constituting Collateral of the assignment of such Accounts to Investor, verify the amounts payable thereunder and direct such account debtors or obligors to make payment of all amounts due or to become due to Opthea thereunder directly to Investor, enforce collection of any Accounts constituting Collateral and adjust, settle or compromise disputes and claims directly with any account debtors or obligors for amounts and on terms and in any order that Investor considers advisable;

7.2.1.5  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

7.2.1.6 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale the Collateral;

7.2.1.7  if at any time Investor is the sole control party with respect to any Deposit Account constituting Collateral (e.g., a Deposit Account holding cash proceeds of any Collateral), Investor may (i) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Deposit Account control agreement or similar agreements providing control of any Collateral and (ii) may apply the balance from any Deposit Account or instruct the bank at which such Deposit Account is maintained to pay the balance of such Deposit Account to or for the benefit of Investor;

7.2.1.8  demand and receive possession of Opthea books and records, records regarding Opthea assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information;

7.2.1.9  appoint a receiver to seize, manage and realize on any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any Applicable Law; and/or

7.2.1.10  exercise all rights and remedies available to Investor under this Agreement or at law or equity, including all remedies provided under UCC (including disposal of the Collateral pursuant to the terms thereof).

7.2.2Marshalling.  Investor shall have no obligation to marshal any of the Collateral.

7.2.3Access to Collateral. If prior to the Release Date, an Event of Default has occurred and is continuing, upon request by Investor and at the sole cost and expense of Opthea, Opthea shall assemble the Collateral as directed by Investor and make it available to Investor at such location as Investor reasonably designates. Investor may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Opthea hereby grants Investor an irrevocable license to enter and occupy any of its premises, without charge, to exercise any of Investor’s rights or remedies.

7.2.4Licenses Related to Product. For the purpose of enabling Investor to exercise rights and remedies under this Section 7.2 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), Opthea hereby grants to Investor, an irrevocable (until the Release Date), nonexclusive, assignable license (which license may be exercised prior to the Release Date and only so long as an Event of Default has occurred and is continuing, without payment of royalty or other compensation to Opthea or any of its Subsidiaries), including the right to practice, use, sublicense or otherwise exploit, solely in connection with the Product or other items in the Collateral, any Intellectual Property now owned or hereafter acquired by Opthea or licensed or sublicensed to Opthea, in each case that is relevant to Product, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license is not prohibited by any Applicable Law; provided that such license and sublicenses with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; provided, further, that nothing in this Section 7.2.4 shall require Opthea to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by this Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to Opthea. For clarity, Investor may exercise such license solely upon and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by

Investor in accordance with the provisions of this Agreement shall be binding upon Opthea, notwithstanding any subsequent cure of an Event of Default.

7.2.5Power of Attorney. Opthea hereby irrevocably appoints Investor as its lawful attorney-in-fact with full authority in the place and stead of Opthea and in the name of Opthea, Investor or otherwise, from time to time in Investor’s sole discretion following the occurrence and during the continuance of an Event of Default prior to the Release Date, to take any action and to execute any instrument that Investor may deem necessary or advisable to accomplish the purposes of this Agreement, including (i) to endorse Opthea’s name on any checks or other forms of payment or security; (b) to sign Opthea’s name on any invoice or bill of lading for any account or drafts against account debtors; (c) to settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Investor determines reasonable; (d) to make, settle, and adjust all claims under Opthea’s insurance policies; (e) to pay, contest or settle any Lien charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) to transfer the Collateral into the name of Investor or a third party as the UCC or any Applicable Law permits. The foregoing appointment of Investor as Opthea’s lawful attorney-in-fact, and Investor’s rights and powers, are coupled with an interest and are irrevocable, until indefeasible payment in full in cash of all Opthea Obligations.

7.2.6Protective Payments. If an Event of Default has occurred and is continuing prior to the Release Date, if Opthea fails to pay any amount which Opthea is obligated to pay to a third party with respect to the Collateral or any covenant of Opthea under Article 7 of this Agreement, Investor may make such payment, and all amounts so paid by Investor shall constitute Investor Remedy Expenses and be immediately due and payable and secured by the Collateral. Investor will make reasonable efforts to provide Opthea with notice of Investor making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Investor shall be deemed or otherwise construed to constitute an agreement to make similar payments in the future or Investor’s waiver of any Event of Default.

7.2.7Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied, first, to reimburse Investor for all of Investor Remedy Expenses, and, second, to payment of all of Opthea’s payment obligations under this Agreement.

7.2.8Sales on Credit.   If Investor sells any of the Collateral upon credit, Opthea will be credited only with payments actually made by purchaser and received by Investor and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Investor, Investor may resell the Collateral and Opthea shall be credited with proceeds of the sale.

7.2.9Liability for Collateral. So long as Investor employs reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Investor, (i) Investor shall not be liable or responsible for: (A) the safekeeping of the Collateral; (B) any loss or damage to the Collateral; (C) any diminution in the value of the Collateral; or (D) any act or default of any carrier, warehouseman, bailee, or other Person; and (ii) Opthea shall bear all risk of loss, damage or destruction of the Collateral.  Investor shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Investor accords its own property.

7.2.10No Waiver; Remedies Cumulative. Investor’s failure, at any time or times, to require strict performance by Opthea of any provision of this Agreement shall not waive, affect, or diminish any right of Investor thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Investor and then shall only be effective for the specific instance and purpose for which it is given. Investor’s rights and remedies under this Agreement are cumulative. Investor has all rights and remedies provided under the UCC, any Applicable Law, by law, or in equity. Investor’s exercise of one right or remedy is not an election, and Investor’s waiver of any Event of Default is not a continuing waiver. Investor’s delay in exercising any remedy is not a waiver, election, or acquiescence.

7.3Negative Covenants.

7.3.1Incurrence of Certain Indebtedness. Opthea shall not, without Investor’s prior written consent, create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary of Opthea to do so, other than Permitted Indebtedness.

7.3.2Encumbrances.  Opthea will not, and will not permit any Subsidiary of Opthea to, without Investor’s prior written consent:

7.3.2.1  create, incur, assume, allow, or suffer to exist any Lien on any of the Collateral or Excluded IP, whether now owned or hereafter acquired or assign or convey any right to receive royalties, license fees or other income with respect to the Collateral or Excluded IP (other than satisfaction of royalty and other license fee obligations to licensors thereof in accordance with the applicable license agreement (including the sale, transfer or other disposition of any Collateral or Excluded IP)), or permit any of its subsidiaries to do so, other than Permitted Liens; or

7.3.2.2  enter into any agreement, document, instrument or other arrangement (except with or in favor of Investor) with any Person which directly or indirectly prohibits or has the effect of prohibiting Opthea or any Subsidiary of Opthea from assigning, mortgaging, pledging, granting a security interest in or upon or encumbering the Collateral or any Product IP; provided that this Section 7.3.2.2 shall not apply to (i) restrictions in connect with any Permitted Liens that  limit the right to dispose the assets subject to such Permitted Lien, (ii) any agreements, documents or other arrangement in effect on the Effective Date and set forth on Schedule 7.3.2.2 and any amendments or modifications thereof that do not expand the scope of any such restriction or condition; (iii) agreements, documents, instruments or other arrangements governing other Permitted Indebtedness; (iv) any Applicable Law; (v) customary non-assignment provisions in agreements, leases and licenses, documents, instruments or other arrangements otherwise permitted under this Agreement;  (vi) customary restrictions and conditions contained in any agreement relating to any Disposition not prohibited under this Agreement pending the consummation of such Disposition; (vii)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements permitted under this Agreement, which limitation is applicable only to the assets that are the subject of such agreements; (viii) prohibitions, restrictions or conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (ix) any agreement or instrument of, or affecting, any Person or asset existing on or prior to the date on which such Person or asset was acquired by Opthea or any Subsidiary of Opthea (other than any such agreement, document, instrument or arrangement entered into in contemplation of such acquisition); (x) customary provisions contained in leases, sub-leases, Excluded Licensing Transactions and Out-Licenses that are approved by Investor pursuant to Section 7.3.4, including with respect to intellectual property, and other agreements entered into in the ordinary course of business; (xi) customary non-assignment provisions in leases or licenses governing leasehold or license interests to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder; (xii) customary restrictions in deposit and security account agreements and agreements relating to Cash Management Services, and (xiii) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement document, instrument or arrangement referred to in clauses (i) through (xii) of this Section 7.3.2.2; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not more restrictive, as determined in good faith by Opthea, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.3.3Distributions; Investments. Opthea shall not, without Investor’s prior written consent, (a) pay any dividends or make any distribution or payment on account of or redeem, retire or purchase any capital stock, provided that (i) Opthea may convert any of its equity convertible securities into other equity securities (or cash for partial shares) pursuant to the terms of such equity convertible securities or otherwise in exchange thereof, (ii) Opthea may pay dividends solely in common stock,  (iii) Opthea may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements, provided that the aggregate amount of all such repurchases does not exceed One Million U.S. Dollars ($1,000,000) per fiscal year; (iv) Opthea may repurchase capital stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such capital stock represents a portion of the exercise, conversion or exchange price thereof; (v) Opthea may repurchase stock or restricted stock units deemed to occur upon the withholding of a portion of the capital stock, options or restricted stock units granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); and (vi) Opthea may enter into Permitted Equity Derivatives in connection with (x) the incurrence of any unsecured convertible Indebtedness (and may settle, terminate or unwind any such Permitted Equity Derivatives in connection with any refinancing, early conversion or maturity of such convertible Indebtedness) or (y) at-the-market offerings (and may settle, terminate or unwind any such Permitted Equity Derivatives in accordance with its terms), or (b) directly or indirectly make any Prohibited Investment (including by the formation of or through any Subsidiary), or permit any of its Subsidiaries to do so. For the avoidance of doubt, nothing in this Section 7.3.3 shall limit the ability of Opthea to pay or settle on conversion, repurchase or exchange (in or for cash and/or equity) any convertible indebtedness or any Permitted Equity Derivatives.

7.3.4Dispositions.  Without Investor’s prior written consent, such consent not to be unreasonably withheld or delayed, Opthea shall not, and shall not permit any Subsidiary to, license, sell, convey, assign, dispose, or otherwise transfer (collectively, “Dispose”) to any Third Party rights to Develop or Commercialize the Product or the Product IP to any Third Party, provided that this Section 7.3.4 shall not apply to any Excluded Licensing Transaction or a Change of Control. Without limiting the generality of the foregoing, other than Excluded Licensing Transactions or pursuant to a Change of Control, neither Opthea nor any of its Subsidiaries will grant a license, sell, convey, assign, dispose, or otherwise transfer rights with respect to any Product IP to any Third Party if such license, sale, conveyance, assignment, disposal or other transfer of rights would materially limit in any respect the right of Opthea to Develop and Commercialize the Product anywhere in the Major Market Countries.

7.3.5Fundamental Transactions.  Opthea will not, (a) without Investor’s prior written consent, liquidate or dissolve  or (b) without at least twenty (20) days prior written notice to Investor, (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3.6Sales of Royalty Streams.  Neither Opthea nor any of its Subsidiaries shall, without the prior written consent of Investor, sell, transfer or assign, directly or indirectly, in whole or in part, any rights to receive payments of royalties on sales of the Product, returns on net sales of the Product, revenue share or other compensation or license fees with respect to the Product or the Product IP (including any Accounts with respect to such royalties or license fees), provided that the foregoing shall not prohibit any Permitted Disposition or any royalties payable in respect of in-licenses. Neither Opthea nor any of its Subsidiaries shall, without the prior written consent of Investor, create, incur, assume or suffer to exist any Lien, other than any Permitted Lien, on any rights to receive payments of royalties on sales of the Product, returns on net sales of the Product, revenue share or other compensation or license fees the Product IP (including any Accounts with respect to such royalties or license fees).

7.3.7Termination of Negative Covenants.  Upon the Release Date, the negative covenants in this Section 7.3 will terminate.

7.4Affirmative Covenants.  Opthea will do all of the following:

7.4.1Execution of Additional Security Agreements and Other Further Assurances.  Opthea will, upon request of Investor from time to time hereafter, execute such security agreements, Deposit Account control agreements, securities account control agreements and other agreements and documents and take and cause its Subsidiaries to take such further action, as reasonably required or desired to perfect or continue the perfection of the Investor Security Interests or to effect the purposes of this Article 7, including by taking the following actions:

(a)On or before the Effective Date, Opthea will and, as applicable, will cause its Subsidiaries to, execute and deliver to Investor the Australian General Security Deed, Guaranty and Deposit Account Control Agreement.  In addition to and without limiting the foregoing, Opthea will provide Investor with five (5) Business Days’ prior written notice before establishing any additional Deposit Account at or with any bank or financial institution for the purpose of serving as a Development Costs Account pursuant to Section 4.4.  For each such successor Development Costs Account that Opthea at any time maintains after Opthea’s receipt of Investor’s first payment under Section 4.2, Opthea will cause the applicable bank or financial institution at or with which any Development Costs Account is maintained to execute and deliver a Deposit Account control agreement, securities account control agreement or other appropriate instrument with respect to such account to perfect Investor’s first-priority security interest in such account in accordance with the terms hereunder within thirty (30) days after the opening of each such account (or, if later, thirty (30) days after Opthea’s receipt of the first Development Cost payment), which agreement may not be terminated prior to the Release Date without the prior written consent of Investor.

(b)At Investor’s request, Opthea will promptly execute and deliver (or cause any Affiliate to execute and deliver) any and all further instruments and documents and take all such other action as Investor may reasonably deem necessary or desirable to maintain in favor of Investor, Liens on the Collateral that are duly perfected in accordance with the requirements of all Applicable Laws. [***].

7.4.2Government Compliance.  Opthea will maintain, and will cause any Subsidiary that is party to a Transaction Agreement to maintain, its existence and good standing in its jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Opthea’s business or operations.  Opthea will comply, in all material respects, with all laws, ordinances and regulations to which it is subject and with which noncompliance would reasonably be expected to have a material adverse effect on the Development or Commercialization of the Product or to otherwise result in a Material Adverse Event.

7.4.3Regulatory Compliance.  Opthea will not become an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Opthea will not become engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Neither Opthea’s nor any of its Subsidiaries’ properties or assets will be used by Opthea or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Opthea and each of its Subsidiaries will obtain all consents, approvals and authorizations of, make all declarations or filings with, and give all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, unless such failure could not reasonably be expected to have a material adverse effect on the Development or Commercialization of the Product or to otherwise result in a Material Adverse Event.

7.4.4Protection of Intellectual Property Rights. Opthea will use, and will cause its Subsidiaries to use, Commercially Reasonable Efforts in the exercise of its business judgment to prosecute, protect, defend and maintain the validity and enforceability of material Product IP.

7.5Conflicts. In the event of any conflict between the provisions of this Article 7 and the Australian General Security Deed, the Australian General Security Deed will prevail.

Article 8

RECORDS

8.1Accounting.  Opthea will maintain and will, as applicable, cause its Subsidiaries to maintain complete and accurate accounting records related to all obligations of Opthea set forth in this Agreement in accordance with Accounting Standards during and for [***] after the conclusion of the Term.

8.2Clinical Trials-Related Records.  Opthea will, and will cause its Affiliates and its and their Permitted Third Parties conducting Development of the Product to, maintain, in good scientific manner, timely, complete and accurate books and records pertaining to Development of the Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement.  Such books and records will (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, and (d) be retained by such Party for such period as may be required by Applicable Law.

8.3Records; Audits.

8.3.1Following the Effective Date, Opthea will keep and maintain accurate and complete records regarding Development Cost expenditures and Net Sales during and for [***] after the conclusion of the Term.

8.3.2Upon [***] Business Days’ prior written notice from Investor and no more frequently than once per Calendar Year, Opthea will permit an independent certified public accounting firm of internationally recognized standing, selected by Investor and reasonably acceptable to Opthea, to examine the relevant books and records of Opthea and its Affiliates, as may be reasonably necessary to verify Opthea’s compliance with Section 4.3 and Section 4.4 or to determine the correctness of Variable Success Payments made to Investor under this Agreement. The accounting firm will be provided access to such books and records at Opthea’s facility or facilities where such books and records are normally kept and such examination will be conducted during Opthea’s normal business hours. Upon completion of the audit, the accounting firm will provide to both Parties a written report disclosing whether the reports submitted by Opthea are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Investor. If the report or information submitted by Opthea results in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to the other Party.

8.3.3Upon [***] Business Days’ prior written request from Investor while any Commercialization License remains in effect and no more frequently than once per Calendar Year, Opthea shall exercise any rights it may have under any Commercialization License relating to the Product to cause an inspection and/or audit by an independent public accounting firm of internationally recognized standing, selected by Investor and reasonably acceptable to Opthea, to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Variable Success Payments made to Investor under this Agreement.

8.3.4The costs and fees of any audit conducted or requested by Investor under this Section 8.3 will be borne by Investor, unless such audit reveals an underpayment of amounts owed to Investor of more than [***] in the relevant period(s), in which case Opthea will reimburse Investor for the reasonable expenses incurred by Investor in connection with the audit, which shall include, for avoidance of doubt, all fees of the independent public accounting firm engaged for such purpose.

Article 9

CONFIDENTIAL INFORMATION

9.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (each, a “Receiving Party”) agrees that, during the Term and for the three (3) year period following the conclusion of the Term (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law) or such longer period for which such Confidential Information may be maintained pursuant to Article 8, will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by or on behalf of the other Party (each, a “Disclosing Party”) or its Affiliates in connection with this Agreement.  The foregoing obligations will not apply to any portion of such information or materials that the Receiving Party can demonstrate:

9.1.1was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;

9.1.2was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from the Disclosing Party;

9.1.3is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential;

9.1.4has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or

9.1.5has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of any Confidential Information of the other Party.

9.2Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that the Party required to disclose such information promptly notifies the Disclosing Party prior to making any such disclosure and cooperates with the Disclosing Party’s efforts to seek confidential treatment or to otherwise limit disclosure and this section does not permit the disclosure of any information under section 275(4) of the Australian PPSA, unless section 275(7) of the Australian PPSA applies.  Each Receiving Party may disclose the other Party’s Confidential Information to its Representatives (and, in the case of Investor, to the Launch Investors), in each case (a) only to the extent such Persons need to know the Confidential Information solely in connection with the performance of this Agreement, and (b) provided that each Person receiving Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 9 prior to any such disclosure and the Party making such disclosure to such Person will be liable to the other Party for any breach of such obligations by such disclosee (provided that a Party’s Representative or an Launch Investor will only be bound by the obligations set forth in this Article 9 to the extent that such Representative or Launch Investor actually receives such Confidential Information).  Each Party may also disclose the material terms of this Agreement and updates regarding the Development and Commercialization progress of the Product, or a summary of such Party’s findings during its due diligence investigation of the Product (if applicable) to any bona fide potential or actual investor, investment banker, acquirer, provider of debt or royalty financing, or other potential or actual financial partner (including, in the case of Investor, any Investor Investor)  without the consent of the other Party, and provided that in connection with such disclosure, each disclosee must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 9 prior to any such disclosure and the Party making such disclosure to such disclosee will be liable to the other Party for any breach of such obligations by such disclosee.  Notwithstanding anything in the foregoing to the contrary, Exhibit K constitutes Opthea’s Confidential Information, and Opthea may disclose Exhibit K to Third Parties as determined by Opthea in its sole discretion.  In any event, each Party agrees to take all reasonable action to avoid unauthorized use or disclosure of Confidential Information of the other Party hereunder.

9.3Return of Confidential Information.  Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s direction, be returned to the Disclosing Party or destroyed by the Receiving Party (with such destruction being confirmed in writing by an authorized officer of the Receiving Party), except (i) to the extent such Confidential Information is necessary to exercise any license or rights hereunder that survive such expiration or earlier termination; and (ii) one (1) copy of each document may be retained by the Receiving Party solely to the extent necessary to permit it to comply with any ongoing rights and responsibilities with respect to such Confidential Information or with Applicable Law. Notwithstanding the foregoing, in the case of Confidential Information of Opthea disclosed by Investor to Launch Investors, Investor will request return and/or destruction of such Confidential Information but will not be liable in the event that such Confidential Information is not returned or destroyed.

9.4Confidential Status of the Agreement.  Subject to Section 9.2 and Section 9.5, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality requirements of this Article 9, with each Party being deemed a Receiving Party for such purposes.  The Parties each acknowledge that it will be necessary for Opthea to file this Agreement with the U.S. Securities and Exchange Commission and to make other required public disclosures regarding the terms of this Agreement and payments made under this Agreement, and accordingly Opthea will prepare a confidential treatment request in connection with such filing and provide Investor a reasonable opportunity to review and comment on such filing as well as on such other required public disclosures, which comments Opthea will consider and incorporate in good faith, and thereafter use Commercially Reasonable Efforts to obtain confidential treatment as to certain terms of this Agreement; provided that Opthea shall not be required to provide Investor the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by Investor.

9.5Publicity.  The Parties recognize that following the Effective Date the Parties (either individually or jointly) will issue mutually agreed press release(s) announcing the execution of this Agreement, and thereafter each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such additional press releases, public statements and disclosures regarding the terms of this Agreement will be permitted only with the other Party’s written consent (which will not be unreasonably withheld, conditioned or delayed).  Any publication, news release or other public announcement relating to the terms of this Agreement will first be reviewed and approved in writing by both Parties; provided, however, that any disclosure of information that is required by Applicable Law (including U.S. federal securities laws and the rules of a securities exchange), as reasonably advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party will be given prompt notice of any such legally required disclosure and, to the extent practicable, will be provided an opportunity to comment on the proposed disclosure and the disclosing Party will consider in good faith any comments provided by the other Party on such proposed disclosure.  For avoidance of doubt, this Section 9.5 shall not restrict Opthea, without prior disclosure or consent of the Investor, from releasing public statements or disclosures regarding Opthea’s development and Commercialization activities with respect to the Product or regarding the subject matter or terms of this Agreement so long as such disclosure relating to the subject matter or terms of this Agreement is consistent with any prior disclosure by Opthea or Investor in respect thereof.

Article 10

INTELLECTUAL PROPERTY AND PERSONALLY
IDENTIFIABLE INFORMATION

10.1Ownership and Rights.

10.1.1Ownership.

10.1.1.1 For purposes of determining ownership under this Section 10.1, unless otherwise set forth herein, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

10.1.1.2 Opthea will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Opthea as of the Effective Date and no such right, title or interest therein, thereto or thereunder is granted to Investor hereunder, except as expressly set forth herein. Investor will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Investor as of the Effective Date and no such right, title or interest therein, thereto or thereunder is granted to Opthea hereunder, except as set forth herein.

10.1.1.3 Opthea (or its Subsidiary party to the Guaranty and Australian General Security Deed) will be the exclusive and sole owner of and retain all right, title and interest in, to and under (a) the Product, (b) all discoveries and inventions discovered, developed or invented by, or on behalf of, either Party, and any of their Affiliates, and any Permitted Third Party, in performance of the Product Clinical Trials (including the Research Results), (c) all improvements that are discovered, developed or invented by, or on behalf of Opthea under or in performance of this Agreement that relate to Intellectual Property that is Controlled by Opthea as of the Effective Date and (d) all Intellectual Property in the foregoing subsections (a) through (c) (all of the foregoing (a)-(d), collectively, the “Trial Inventions”). Subject to Section 7.1, Investor will, and hereby does, assign to Opthea all rights, title and interest of Investor in, to and under the Trial Inventions, if any. For the avoidance of doubt, any Trial Inventions that are discovered, developed or invented by members of the JSC or the Advisory Committee that are employed by or affiliated with Investor will be assigned to Opthea.

10.2Patent Prosecution.  As between Investor and Opthea, Opthea will have sole and exclusive right to prepare, file, prosecute and maintain all Patents within the Product IP, including all Patents that cover the Trial Inventions, at its own expense (provided that Opthea will use Commercially Reasonable Efforts to prosecute and maintain such Patents).  At Opthea’s request and expense (for reasonable out-of-pocket expenses), Investor will reasonably cooperate with Opthea in preparing, filing, prosecuting, and maintaining such Patents. Opthea will provide Investor with copies of all patent applications and other material submissions and correspondence filed with any patent counsel or patent authorities pertaining to the Product IP following reasonable request by Investor. Opthea will promptly provide Investor with copies of all material correspondence sent to or received from any patent counsel or patent authorities pertaining to the Product IP, following reasonable request by Investor.

10.3Intellectual Property Enforcement.

10.3.1Infringement of Product IP. Opthea or its Subsidiary party to the Guaranty and Australian General Security Deed will have the sole and exclusive right, and will use and cause such Subsidiary to use Commercially Reasonable Efforts to enforce the Product IP Controlled by Opthea or such Subsidiary, including Intellectual Property that covers the Trial Inventions, against Third Party Infringement at its sole expense. Each Party shall promptly inform the other Party of any infringement by a Third Party of any Product IP of which such Party becomes aware. Opthea shall provide to Investor a copy of any written notice delivered by Opthea or its Subsidiary party to the Guaranty and Australian General Security Deed to a Third Party alleging or claiming such Third Party Infringement, as well as copies of material correspondence sent to or received by Opthea or its Subsidiary party to the Guaranty and Australian General Security Deed related thereto, as soon as practicable and in any event not more than five (5) Business Days following such delivery or receipt. Prior to initiating, or permitting a licensee to initiate (if applicable), an enforcement action regarding any suspected Third Party Infringement, Opthea shall provide Investor with written notice of such enforcement action. Opthea will have sole control and responsibility of, and discretion with respect to, such allegations and any related actions or litigation at its sole expense, but will keep Investor reasonably informed (provided that Opthea shall not have sole control and responsibility if Investor or any of its Affiliates are named in any related actions or litigation, unless the Parties agree separately and specifically in writing).

10.3.2Infringement of Third Party Rights.  If either Party learns of Third Party allegations that Opthea or any of its Affiliates or Permitted Third Parties, have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property of a Third Party in connection with either the Product Clinical Trials or performing its obligations or duties hereunder, such Party will promptly notify the other Party. Opthea shall provide to Investor a copy of any written notice received by Opthea from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of the Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, as well as copies of material correspondence sent to or received by Opthea related thereto, as soon as practicable and in any event not more than five (5) Business Days following such delivery or receipt. Opthea will have sole control and responsibility of, and discretion with respect to, such allegations and any related actions or litigation at its sole expense, but will keep Investor reasonably informed (provided that Opthea shall not have sole control and responsibility if Investor or any of its Affiliates are named in any related actions or litigation, unless the Parties agree separately and specifically in writing). Opthea will not settle or compromise any allegation, action or litigation in a way that admits fault or liability on the part of Investor or otherwise results in any cost or liability on the part of Investor.

10.4Personally Identifiable Information.

10.4.1In conducting the Product Clinical Trials and its other obligations under this Agreement, Opthea will comply, and will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to comply, with Applicable Laws relating to privacy or data protection applicable to Opthea or the Product Clinical Trials being conducted by or on behalf of Opthea, including ensuring that all necessary (a) consents from Clinical Investigators, Subjects and any others from whom Personally Identifiable Information will be received are obtained; (b) regulatory notifications are filed in all countries for which Sites have been selected; and (c) approvals are obtained in all countries for which Sites have been selected, prior to collection or transfer of such Personally Identifiable Information.  Without prejudice to the generality of the foregoing, Opthea will comply with the General Data Protection Regulation (2016/679) (“GDPR”), and will ensure the information referred to in Applicable Laws and, if applicable, in particular Articles 13 and 14 of is made available to data subjects (as defined in the GDPR) in relation to the processing of their Personally Identifiable Information by Opthea when acting as a data controller (as defined in the GDPR), and the information is in a concise, transparent, intelligible and easily accessible form, using clear and plain language as required by Article 12 of the GDPR.

10.4.2Opthea will not process, and will use Commercially Reasonable Efforts to require that each applicable Permitted Third Party does not process, any Personally Identifiable Information in a way that is contrary to Applicable Laws.

10.4.3Opthea will maintain, and will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to maintain, appropriate and sufficient technical and organizational security measures to maintain the confidentiality of Personally Identifiable Information and to protect such data against accidental or unlawful destruction or accidental loss, damage, alteration, unauthorized disclosure or access, in particular where such data is transmitted over a network.  These technical and organizational security measures will ensure a level of security appropriate to the risk, including, as appropriate, (a) pseudonymisation and encryption; (b) the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services; (c) the ability to restore the availability and access to the Personally Identifiable Information in a timely manner in the event of a physical or technical incident; and (d) a process for regularly testing, assessing and evaluating the effectiveness of those measures.

10.4.4Opthea will promptly notify Investor of: (a) any significant unauthorized use or disclosure or breach of any Personally Identifiable Information promptly upon discovery of such occurrence; and (b) the transmittal of any related breach notification to any affected person, Governmental Authority or the media.  Opthea will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to notify Opthea of: (i) any significant unauthorized use or disclosure or breach of any Personally Identifiable Information promptly upon discovery of such occurrence and (ii) the transmittal of any related breach notification to any affected person, Governmental Authority or the media.  Opthea shall not disclose any Personally Identifiable Information to Investor without prior notice to Investor and receipt of Investor’s express prior consent.

Article 11

INDEMNIFICATION AND INSURANCE

11.1Indemnification by Each Party.

11.1.1By Investor. Investor will indemnify and hold Opthea, its Affiliates and its and their respective officers, directors, employees and agents (the “Opthea Indemnified Parties”) harmless from any and all Losses awarded against or incurred or suffered by such Opthea Indemnified Party, whether or not involving a claim or demand made by any Person other than Opthea or Investor against an Opthea Indemnified Party or an Investor Indemnified Party, as applicable (a “Third Party Claim”), arising or resulting from (a) any breach of any of the representations and warranties of Investor in this Agreement or (b) any breach of any of the covenants or agreements made by Investor in this Agreement. Any amounts due to any Opthea Indemnified Party hereunder shall be payable by Investor to such Opthea Indemnified Party upon demand.

11.1.2By Opthea.  Opthea will indemnify and hold Investor, its Affiliates, its investors and its and their respective officers, directors, employees and agents (the “Investor

Indemnified Parties”), harmless from any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party, whether or not involving a Third Party Claim, arising or resulting from (a) any breach of any of the representations and warranties of Opthea in this Agreement or (b) any breach of any of the covenants or agreements made by Opthea in this Agreement (provided that the foregoing shall exclude any indemnification to any Investor Indemnified Party that results from the bad faith, gross negligence or willful misconduct of any Purchaser Indemnified Party). Any amounts due to any Investor Indemnified Party hereunder shall be payable by Opthea to such Investor Indemnified Party upon demand.

11.2Indemnification Procedure for Third Party Claims.

11.2.1Notice of Claim.  A Party believing that it is entitled to indemnification in respect of Losses under Section 11.1.1 or Section 11.1.2 (an “Indemnified Party”) involving a Third Party Claim will give prompt written notice (an “Indemnification Claim Notice”) to the other Party (the “Indemnifying Party”) upon receipt of notice of the commencement of any Third Party Claim for which indemnification may be sought, or if earlier, upon the assertion of any such Third Party Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.2.1 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  Each such notice will contain a description of the Third Party Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time).  The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

11.2.2Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party.  In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Third Party Claim.

11.2.3Right to Participate in Defense.  Without limiting Section 11.2.2, the Indemnified Party will be entitled to (a) participate in, but not control, the defense of such Third Party Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by the Indemnifying Party in writing, and (b) control its defense of such Third Party Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party, if the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 11.2.2.

11.2.4Settlement.  With respect to any Losses related solely to payment of money damages in connection with a Third Party Claim that (a) includes a complete and unconditional release of the Indemnified Party, (b) will not result in the Indemnified Party admitting liability, becoming subject to injunctive or other equitable relief that will otherwise adversely affect the business of the Indemnified Party in any manner, and (c) as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.2.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, only if it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

11.2.5Cooperation.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

11.2.6A claim by an Indemnified Party under Section 11.1 for any matter not involving a Third Party Claim and in respect of which such Indemnified Party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the Indemnifying Party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or a reasonable estimate of Losses reasonably expected to be incurred or suffered by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under Section 11.1.1 or 11.1.2, as applicable, for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses or a reasonable estimate of such Losses. For all purposes of this Section 11.2.6, Opthea shall be entitled to deliver such notice of demand to Investor on behalf of the Opthea Indemnified Parties, and

Investor shall be entitled to deliver such notice of demand to Opthea on behalf of the Investor Indemnified Parties.

11.3Insurance.

11.3.1Generally.  Commencing as of the Effective Date and thereafter during the Development Term, Opthea will carry and maintain, at its own expense, insurance coverage of the kind and with liability limits that, at a minimum, satisfy the requirements listed below with insurers with a minimum “A-” A.M. Best rating.  Any deductibles for such insurance policies will be assumed by Opthea.  Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to Investor and its Affiliates.  Prior to the Effective Date, and annually, at each anniversary of the Effective Date (unless, during such year, expiration of the applicable policy occurs first, in which case, on such expiration date), at Investor’s written request, Opthea will supply documentation of such insurance coverage via original certificates of insurance, if applicable.  Opthea will provide Investor with a minimum of thirty (30) days prior written notice if it is unable to obtain appropriate insurance coverage or if its coverage is canceled, unable to be renewed or materially changed.  For clarity, any insurance coverage or the failure to maintain adequate insurance coverage does not limit or reduce Opthea’s liability under this Agreement.  Opthea will ensure that no subcontractor, including any Permitted Third Party, will continue to perform the work unless such subcontractor is insured as deemed appropriate by Opthea.

11.3.2Minimum Requirements.  Commencing on the Effective Date and thereafter during the Term (or longer if otherwise stated below), Opthea will maintain the following types of insurance coverage at a minimum level that is the greater of (a) the highest minimum level required by Applicable Law in the countries in which the Product Clinical Trials and other obligations hereunder are being performed or (b) the following (to the extent different).

11.3.2.1  Commercial General Liability: [***] per occurrence; [***] aggregate, including Premises & Operations, and Personal Injury.

11.3.2.2  Excess Liability: [***] per occurrence; [***] aggregate, including Premises & Operations and Personal Injury.

11.3.2.3  Clinical Trials Liability: [***] per occurrence and in the aggregate.  Opthea will obtain such Clinical Trials Liability insurance on a global basis, and, if required, supplemented Clinical Trials Liability insurance in the US, at its expense. Coverage must be maintained for as long as required by Applicable Law in each country after release of the last Subject from the Product Clinical Trials or where there is no legal requirement at least [***] after the termination of the Agreement.

11.3.2.4  Professional Liability: Each clinical research organization who provides professional services to Opthea for a Product Clinical Trial will obtain Professional Liability Insurance in lieu of Clinical Trial Insurance, with a minimum limit of [***] per occurrence. Coverage must be maintained for at least [***] after the later of (i) expiration or early termination of this Agreement and (ii) release of the last Subject from the Product Clinical Trials.

11.3.3Additional Insured.  Opthea will include Investor and its Affiliates as additional insured parties on Opthea’s global Clinical Trial Liability insurance policy, as set forth in Section 11.3.2.3, for [***] after the later of termination of this Agreement or release of the last Subject from the Product Clinical Trials.

11.3.4Product Liability Insurance.  Opthea will be responsible for maintaining product liability insurance related to the Development and Commercialization of the Product at its expense.

Article 12

REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS

12.1Representations and Warranties of Both Parties.

12.1.1Each Party hereby represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and that this Agreement constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms.

12.1.2Each Party hereby represents and warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

12.2Additional Opthea Representations, and Warranties.  Opthea hereby represents and warrants to the Investor that:

12.2.1No Contravention. The execution, delivery and performance by Opthea of this Agreement and each of the other Transaction Agreements, and the execution, delivery and performance by each Subsidiary of Opthea that is party to a Transaction Agreement, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of Opthea’s or such Subsidiary’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any lien or encumbrance under, or require any payment to be made under (i) any contractual obligation to which Opthea or any of its Subsidiaries is a party or affecting Opthea or the properties of Opthea or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which Opthea or its Subsidiaries or their respective property is subject; or (c) violate any Applicable Law, except in the case of this Section 12.2.1, with respect to any conflict, breach, violation, or payment, to the extent that such conflict, breach, violation, or payment would not reasonably be expected to have a material adverse effect on Opthea’s ability to satisfy its obligations under this Agreement.

12.2.2Licensure, Registration and Accreditation.  Opthea is licensed, registered, or otherwise qualified under all Applicable Laws to do business in each jurisdiction where such licenses, registrations or other qualifications are required.

12.2.3Manufacturing Agreements. As of the Effective Date, each agreement or arrangement (including any memorandum of understanding regarding a future agreement and any statement of work) between Opthea or any of its Affiliates and any Third Party related to the production, manufacture, supply, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing and storage of the Product or any active ingredient used in combination with the product, including, but not limited to, aflibercept and ranibizumab (including bulk drug product, bulk drug substance and finished product) (each, together with any amendment, supplement or modification thereto, an “Existing Contract Manufacturing Agreement”) is listed on Schedule 12.2.3.  A true, correct, and complete copy of Existing Contract Manufacturing Agreement has been made available to Investor. There is and has been no material breach or default under any provision of any Existing Contract Manufacturing Agreement either by Opthea or by the respective counterparty (or any predecessor thereof) thereto.

12.2.4Debarment. Neither it, nor its Affiliates, nor, to its Knowledge, any Permitted Third Parties engaged by it to perform activities in relation to the Product are debarred or has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a or any similar Applicable Laws, and that it has not used and will not knowingly use in any capacity the services of any Person or Permitted Third Party debarred (or otherwise disqualified) to conduct the Product Clinical Trials.  Opthea further certifies that neither it, nor any of its Affiliates, are excluded or has been convicted of any crime of engaged in any conduct for which such person or entity could be excluded from any federal health care program, including but not limited to Medicare and Medicaid.  No debarment or exclusionary claims, actions, proceedings or investigations are pending or threatened against Opthea or any of its Affiliates, or, to the Knowledge of Opthea, any of their respective representatives.  Opthea further represents and warrants that neither Opthea nor any of its Affiliates, nor any representative of Opthea or any of its Affiliates, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Regulatory Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy.  Opthea will notify the JSC promptly if any of the representations in this Section 12.2.4 become incorrect.

12.2.5Clinical Trial Permits; Certifications; Authorizations. As of the Effective Date, it and its Permitted Third Parties have such INDs or other filings with all Regulatory Authorities as are required to conduct the Product Clinical Trials and perform any and all of their obligations in connection with the Product Clinical Trials supervised by it.  All such INDs and other filings are (i) valid and in full force and effect and no default has occurred, (ii) validly registered and on file with applicable Regulatory Authorities, (iii) in compliance with all formal filing and maintenance requirements, and (iv) in good standing, valid and enforceable. Opthea and its Affiliates have filed all required notices and responses to notices, supplemental applications, reports (including all adverse event/experience reports) and other required information with the FDA and all other applicable Regulatory Authorities, and all such information is accurate and complete in all material respects.  Except as has been made available to Investor, Opthea has not received any notice that the FDA, other Regulatory Authority, institutional review board or independent ethics committee, has initiated, or threatened to initiate, a Clinical Hold or any action to suspend, delay or terminate any IND or otherwise restrict the preclinical or clinical research of either Product.

12.2.6Disclosure of Regulatory Communications. As of the Effective Date, the regulatory communications including, if any, meeting minutes, annual reports, notices of inspection, inspection reports, warning or untitled letters, notices of adverse findings, deficiency letters related to the Product, and similar documents made available by Opthea in the Data Room were true and complete copies of such documents. Opthea hereby represents and warrants that such documents comprise all material written regulatory communications related to Opthea or any of its Affiliates, the conduct of the Development Program, or the Product submitted by Opthea or its Affiliates to or received by Opthea or its Affiliates from the FDA and all other applicable Regulatory Authorities as of the Effective Date.

12.2.7CRO Inquiry.  Up to and as at the Effective Date, after due inquiry to all applicable CROs responsible for conducting the Product Clinical Trials, Opthea has not received any verbal or written notice of the occurrence of any Serious Safety Issue in the Product Clinical Trials.

12.2.8Compliance.  The Product is and has been researched, developed, manufactured, processed, stored, labeled, supplied, promoted, tested, imported, exported, distributed, marketed, licensed, sold or otherwise commercialized by or on behalf of Opthea or any of its Affiliates in compliance in all material respects with all applicable Health Laws.  None of Opthea or any of its Affiliates has received any written notice or other communication from any Regulatory Authority alleging any material violation of any Health Law and there are no investigations, suits, claims, actions or proceedings against or affecting the Product, the Development Program, or Opthea or any of its Affiliates relating to or arising under Health Laws or any Applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.

12.2.9Preclinical and Clinical Activities. Prior to the Effective Date, (a) it has conducted all preclinical and clinical activities related to the development of the Product in material compliance with Applicable Laws, including GLP and GCP and applicable regulations and guidance that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term is defined under Applicable Laws in the United States and equivalent Applicable Laws in other jurisdictions) and Applicable Laws governing the privacy of patient medical records and other personal information and data, and (b) to Opthea’s Knowledge, all Third Parties utilized by Opthea to perform any portion of the preclinical and clinical activities have conducted such portion of such preclinical and clinical activities in material compliance with Applicable Laws.  Further, no clinical investigator, researcher, or clinical staff participating in any Product Clinical Trial conducted by or on behalf of Opthea or any of its Affiliates, or in which Opthea or any of its Affiliates have participated, has been disqualified from participating in studies involving the Product, and to Opthea’s Knowledge, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

12.2.10Manufacturing. The manufacture of the Product, including any clinical supplies used in clinical trials, by or on behalf of Opthea and any of its Affiliates has been conducted in material compliance with the applicable specifications and requirements of Good Manufacturing Practices and all other Applicable Laws.  No manufacturing site used for the manufacture of the Product is subject to a Regulatory Authority shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Regulatory Authority alleging or asserting noncompliance with any Applicable Law, and to Opthea’s Knowledge, neither the FDA or any other Regulatory Authority is considering such action. In addition, Opthea and each of its Affiliates are in material compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all similar Applicable Laws.  To Opthea’s Knowledge, no Product has been adulterated or misbranded.

12.2.11Intellectual Property.

12.2.11.1 It, or a wholly-owned Subsidiary of it that is party to the Guaranty and the Australian General Security Deed, owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for the Development, manufacture and Commercialization of the Product as currently conducted and proposed to be conducted with respect to the Product.

12.2.11.2 Neither Opthea nor any of its Subsidiaries is a party to any past or pending, and neither Opthea nor any of its Subsidiaries has received notice of any, action, suit, proceeding, investigation, or claim that claims or alleges that the Development, manufacture and Commercialization of the Product by Opthea as currently conducted with respect to the Product infringes, misappropriates, or otherwise violates any patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any Third Party. To the Knowledge of Opthea, no circumstances have occurred or are occurring that would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation, or claim that claims or alleges that the Development, manufacture and Commercialization of the Product by Opthea as currently conducted and proposed to be conducted with respect to the Product infringes or will infringe, misappropriates or will misappropriate, or otherwise violates or will violate any patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any Third Party.  Opthea has not received any communications alleging that Opthea has violated, or that the Development, manufacture or Commercialization of the Product does or will violate, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any Third Party. To the Knowledge of Opthea, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Product IP.

12.2.11.3 There are no outstanding options, licenses or agreements of any kind granted by or to Opthea relating to the Development,

manufacture or Commercialization of the Product, except as set forth on Schedule 12.2.11.3.

12.2.11.4 Opthea, whether directly or through a wholly-owned Subsidiary of Opthea that is party to the Guaranty and the Australian General Security Deed, is the sole and exclusive registered owner of all Product IP. Schedule 12.2.11.4 hereto sets forth an accurate and complete list of all Patents included in the Product IP (the “Product Patents”) as of the Effective Date. For each Product Patent, Opthea has indicated (i) the jurisdiction in which such Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number, (iii) the owner of such Patent, and (iv) the expiration date of the Patent. All of the patents within the Product Patents that have been issued or granted by the applicable patent office are valid and enforceable and in full force and effect, and have not lapsed, expired or otherwise terminated.

12.2.11.5 Opthea has not received any notice or legal opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the issued Product Patents may succeed or otherwise alleges that an issued Product Patent is invalid or unenforceable.

12.2.11.6 Opthea has not received any claim or notice challenging, or threatening to challenge, the ownership of, or rights of Opthea or its Subsidiaries in and to or the validity or enforceability of the Product Patents. Neither Opthea nor any of its Subsidiaries has committed any act, or failed to commit any required act that would reasonably be expected to cause any Product Patent to expire prematurely, lapse or be declared invalid or unenforceable, or that estops the enforcement of such Product Patent against any Third Party.

12.2.11.7 Opthea has not received any notice that there is any, and, to the Knowledge of Opthea, there is no, Person who is or claims to be an inventor under any of the Product Patents who is not a named inventor thereof.

12.2.11.8 Except as set forth on Schedule 12.2.11.8(a), there are no In-Licenses (any In-License set forth on Schedule 12.2.11.8(a), an “Existing In-License”). A true, correct and complete copy of each Existing In-License has been provided to Investor by Opthea in the Data Room. Neither Opthea nor the respective counterparty thereto have made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of each Existing In-License except as set forth on Schedule 12.2.11.8(b).

12.2.11.9 Each Existing In-License is a valid and binding obligation of Opthea and, to the Knowledge of Opthea, the counterparty thereto. Each Existing In-License is enforceable against Opthea and, to the Knowledge of Opthea, against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Opthea has not received any written notice in connection with any Existing In-License challenging the validity, enforceability or interpretation of any provision of such agreement.

12.2.11.10 Opthea has not (A) given notice to a counterparty of the termination of any Existing In-License (whether in whole or in  part) or any notice to a counterparty expressing any intention or desire to terminate any Existing In-License or (B) received from a counterparty thereto any written notice of termination of any Existing In-License (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing In-License.

12.2.11.11 There is and has been no material breach or default under any provision of any Existing In-License either by Opthea or, to the Knowledge of Opthea, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by Opthea or, to the Knowledge of Opthea, by the respective counterparty to such agreement. Opthea has not notified the respective counterparty to any Existing In-License or any other Person of any claims for indemnification under any Existing In-License nor has Opthea received any claims for indemnification under any Existing In-License.

12.2.11.12 Opthea has not received any written notice from, or given any written notice to, any counterparty to any Existing In-License regarding any infringement of any of Product Patents licensed thereunder.

12.2.12Opthea Data Provided as of the Effective Date. Up to and as of the Effective Date, (i) the CMC Information set forth in the Data Room is accurate in all material respects, (ii) the descriptions of, Protocols for, and data and other results of, the Product Clinical Trials conducted by or on behalf of Opthea set forth in the Data Room are accurate and complete and there are no omissions from such documents, data and other results that render such documents, data or other results materially misleading and (iii) the summaries of primary data regarding the Product set forth in the Data Room are accurate and complete in all material respects, and there are no omissions from such summaries as so presented that render such summaries materially misleading.

12.2.13Provision of Information. All information made available by or on behalf of Opthea to Investor or its Affiliates with regard to the Product or the Product Clinical Trials in connection with this Agreement was (when provided) and is (as of the Effective Date) true, accurate and complete in all material respects, and that Opthea has not knowingly or, to Opthea’s and its Affiliates’ Knowledge (after due inquiry), negligently failed to disclose to Investor any information in its or its Affiliates’ control or possession, or of which Opthea is aware, that would be reasonably necessary to make any information that has been disclosed to Investor prior to the Effective Date with respect to the Product and the Development activities contemplated under this Agreement not misleading in any material respect, including any information regarding any impact on the manufacturing, supply chain, Development or Commercialization of the Product resulting from the coronavirus identified as COVID-19 (and/or variants thereof).

12.2.14Security Interest; Priority.  As of the Effective Date, (a) this Agreement creates a valid security interest in favor of Investor in the Collateral and, when properly perfected by filing, will constitute a valid and perfected first priority security interest in the Collateral, to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Permitted Liens, (b) Opthea has not authenticated any agreement authorizing any secured party thereunder to file a financing statement, except to perfect Permitted Liens, (c) with respect to the Development Costs Account, upon execution and delivery of the Deposit Account Control Agreement, Investor will have a valid and perfected, first-priority security interest in the Development Costs Account.

12.2.15Contingent Liabilities.  Except as reflected in Opthea’s consolidated balance sheet or notes to Opthea’s financials for the year ended June 30, 2021 included in its Annual Report on Form 20-F for the year ended June 30, 2021, as of the Effective Date, Opthea and its Subsidiaries do not have any contingent liabilities that would be required to be reflected on Opthea’s balance sheet or in the notes to Opthea’s financials in accordance with Accounting Standards except for (i) obligations in connection with this Agreement, and (ii) other contingent liabilities incurred in the ordinary course of business that are not material to the business of Opthea and its Subsidiaries, taken as a whole.

12.2.16Brokers’ Fees. Except as set forth on Schedule 12.2.16, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Opthea who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

12.2.17National Security Land. Neither Opthea nor any of its Subsidiaries that is party to a Transaction Agreement (i) owns (whether legally or beneficially), or operate, a business that is a “national security business”; or (ii) holds any interest (whether legal or equitable) in Australian land that is “national security land” (with “national security business” and “national security land” having their respective meanings as provided by the Foreign Acquisitions and Takeovers Act 1975 (Cth of Australia).

12.3Investor Representation, Warranty and Covenant.  Investor hereby represents, warrants and covenants that it will have, as and when needed, sufficient funds to satisfy its obligations hereunder. Investor does not assume any obligations to, and will have no rights to engage in, any research, Development, promotion and/or Commercialization of the Product, which remains the sole responsibility of Opthea. Investor further represents that it (i) is not organized or operating in a jurisdiction subject to a U.S. government embargo, including Cuba, Iran, North Korea, Syria, the Crimea Region, the Donetsk People’s Republic and Luhansk People’s Republic located in Ukraine, and (ii) does not appear on and is not otherwise subject to sanctions administered by U.S. or Australian Governmental Authorities, including being designated under the Foreign Sanctions Evaders List or the Specially Designated Nationals and Blocked Persons List administered by the Department of the Treasury’s Office of Foreign Assets Control, or (ii) the Entity List, Denied Persons List, or Unverified List maintained by the Department of Commerce’s Bureau of Industry and Security (collectively, the “Restricted Party Lists”).

12.4Additional Opthea Covenants.

12.4.1Commercialization Licenses.

12.4.1.1 Opthea shall promptly (and in any event within ten (10) Business Days) provide Investor with (i) executed copies of each executed Commercialization License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any Commercialization License.

12.4.1.2 Opthea will use Commercially Reasonable Efforts to include in each Commercialization License (i) provisions permitting Opthea to audit the applicable Commercialization Partner on terms and conditions consistent in all material respects with Investor’s rights to audit Opthea set forth in Section 8.3 and (ii) provisions requiring the applicable Commercialization Partner to exercise efforts no less stringent, in all material respects, than Commercially Reasonable Efforts in Commercializing the Product and maximizing Net Sales of the Product.

12.4.1.3 Opthea shall provide Investor prompt written notice of any Commercialization Partner’s breach or default under the Commercialization License(s) to which it is party, to the extent Opthea gains Knowledge thereof. Opthea shall provide Investor with written notice following the termination of any Commercialization License.

12.4.2Anti-Corruption. Opthea agrees, on behalf of itself and Subsidiaries and its and their respective Representatives, that in the performance of its obligations hereunder:

12.4.2.1  Opthea, its Subsidiaries and its and their respective Representatives will comply with the Anti-Corruption Laws and will not take any action that will, or would reasonably be expected to, cause Investor or its Affiliates to be in violation of any Anti-Corruption Laws; and

12.4.2.2  Opthea will promptly provide Investor with written notice of the following events: (a) upon becoming aware of any breach or violation by Opthea, its Affiliate or any of its or their respective Representatives of any representation, warranty or undertaking set forth in Section 12.4.2.1, or (b) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

12.4.3Required Permits.  Opthea covenants that it and its Permitted Third Parties have, or will have at the required times, such INDs or other filings with all Regulatory Authorities as are required to conduct the Product Clinical Trials and perform any and all of their obligations in connection with the Product Clinical Trials supervised by it.

12.4.4Intellectual Property.  Opthea covenants that, except as otherwise agreed in writing by Investor, all Product IP owned by Opthea as of the Effective Date or which Opthea owns in the future will at all times during the Term continue to be owned by Opthea or a wholly owned Subsidiary of Opthea party to the Guaranty and the Australian General Security Deed.

12.4.5In-Licenses.  Opthea shall comply in all material respects with its obligations under any In-Licenses and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, Opthea shall provide Investor a copy thereof. Opthea shall use Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to Investor upon curing any such breach. Opthea shall provide Investor with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. Opthea shall not terminate any In-License without providing Investor prior written notice. Promptly, and in any event within five (5) Business Days following Opthea’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, Opthea shall provide Investor a copy thereof.

12.4.6DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 12, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE USE, RESULTS OR EFFICACY OF THE PRODUCT.

Article 13

TERM; Closing Conditions; AND TERMINATION

13.1Term.  The term of this Agreement (the “Term”) will commence on the Effective Date and will expire upon the earliest of (i) termination of this Agreement in accordance with Section 13.4, or (ii) the time that Investor has received Success Payments equal to the Fixed Return Cap.

13.2Pre-Signing Conditions.

13.2.1[RESERVED]

13.2.2Australian General Security Deed.  On or before the Effective Date, Opthea will execute and deliver to Investor the Australian General Security Deed, as set forth in Section 7.4.1(a), and, to the extent the Australian General Security Deed creates a Lien over the shares in the capital of any Subsidiary incorporated in Australia, the original share certificates and blank share transfer forms in respect of those shares.

13.2.3Guaranty.  On or before the Effective Date, Opthea will cause to be executed and delivered to Investor the Guaranty, as set forth in Section 7.4.1(a).

13.2.4Subscription Agreements.  On or before the Effective Date, Opthea shall deliver to Investor copies of subscription agreements, in the form previously reviewed by and reasonably satisfactory to Investor, duly executed by Opthea and the investors party thereto (the “Subscription Agreements”), pursuant to which Opthea shall issue and sell, in a private placement, an aggregate of Seventy Million Dollars ($70,000,000) of its equity securities in two tranches, the first of which shall consist of a number of securities equal to no greater than that which Opthea is able to issue under Applicable Law without the approval of its shareholders (the proceeds from such first tranche, the “First Tranche PIPE Proceeds”, the securities issued in such first tranche, the “Tranche 1 Securities”, and the securities issued in the second tranche, the “Tranche 2 Securities”).

13.2.5Opinion. On or before the Effective Date, Opthea will deliver to Investor an executed opinion of (i) Cooley LLP in its capacity as U.S. counsel to Opthea, and (ii) DLA Piper Australia in its capacity as Australian counsel to Investor, each dated as of the date hereof.

13.2.6Director Certificates. On or before the Effective Date, Opthea and each Subsidiary of Opthea party to a Transaction Agreement will deliver to Investor and DLA Piper Australia, in its capacity as Australian counsel to Investor, a directors certificate signed by a director of Opthea in form and substance acceptable to the Investor (and which, without limitation, will attach certified copies of (i) organizational documents of Opthea and each such Subsidiary; and (ii) an extract of resolutions duly passed by the directors of Opthea and each such Subsidiary authorizing, among other things, entry into, and execution of, the relevant Transaction Agreements.

13.2.7IRS Withholding Form.  On or prior to the Effective Date, Opthea will execute and deliver to Investor a valid and complete IRS Form W-8BEN-E.

13.2.8Proof of Insurance. On or prior to the Effective Date, Opthea will supply documentation of insurance coverage via original certificates of insurance, if applicable, in accordance with Section 11.3.

13.3Post-Signing Deliverables.

13.3.1Data Room. No later than five (5) days following the Effective Date, Opthea shall provide Investor with a copy of the Data Room as it existed as of the Effective Date.

13.3.2Deposit Account Control Agreement. No later than fifteen (15) Business Days following the Effective Date, Opthea will execute and deliver to Investor the Deposit Account Control Agreement, as set forth in Section 7.4.1(a).

13.4Termination.

13.4.1Mutual Termination.  This Agreement may be terminated at any time by mutual written agreement of Investor and Opthea.

13.4.2Fundamental Material Breach. This Agreement may be terminated by, the other Party immediately, in its entirety, in the event of (i) a failure to fund by Investor as set forth in Section 4.1 and Section 4.2, (ii) the failure by Opthea to pay any Success Payment when due, (iii) a breach by Opthea of Section 2.1, Section 3.3, Section 3.7, or Section 10.3.1, (iv) a failure by Opthea to complete a Clinical Trial Activity within thirty (30) days (or such longer period as may be agreed to between Opthea and Investor) following the date specified for completion on the applicable Timeline Remediation Plan, pursuant to Section 2.4.3, or (v) a failure by Opthea to use Commercially Reasonable Efforts to Develop, Commercialize and maximize Net Sales of the Product as set forth herein, provided, in each case (i) through (v), that (A) the failing or breaching Party has received written notice from the non-breaching Party of such breach, specifying in reasonable detail the particulars of the alleged breach and (B) solely if the consequences of such failure or breach can be cured, such breach or failure has not been cured within [***] after the date of the relevant notice, in the case of clauses (i) and (ii), or [***] after the date of the relevant notice, in the case of clauses (iii) (except with respect to Section 3.7.2) and (v).  The non-breaching Party will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from the breaching Party.

13.4.2.1 By Investor.  In the event that Investor terminates this Agreement pursuant to clause (iii) or (iv) of Section 13.4.2, Opthea will pay Investor within [***] of the date of termination, an amount equal to the Development Costs paid by Investor prior to the effective date of such termination multiplied by the MoIC, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea.

13.4.2.2 By Opthea. In the event that Opthea terminates this Agreement pursuant to clause (i) or (ii) of Section 13.4.2, Opthea will not be required to pay any further Success Payments.

13.4.3Termination for Material Breach. In the event of a material breach of this Agreement by a Party not otherwise covered in Section 13.4.2, the other Party will have the right to terminate this Agreement on [***] written notice to the breaching Party (which  notice shall specify in reasonable detail the particulars of the alleged breach), unless (solely if the consequences of such breach can be cured) the breaching Party cures such breach within such [***] period.  The non-breaching Party will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from the breaching Party.

13.4.3.1 If Investor terminates this Agreement pursuant to this Section 13.4.3, Opthea will pay Investor, within [***] following the date of termination, an amount equal to [***]of the Development Costs paid by Investor prior to the effective date of such termination, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea. In the event that Investor terminates this Agreement pursuant to this Section 13.4.3.1, and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in

Section 6.3 and the Fixed Return Cap will be reduced by the amount previously paid to Investor as set forth in this Section 13.4.3.1.

13.4.3.2 If Opthea terminates this Agreement pursuant to this Section 13.4.3.2, and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3.

13.4.4Termination by Investor for Material Adverse Event.  If a Material Adverse Event occurs, Investor will have the right to terminate this Agreement on [***] written notice to Opthea, unless (solely if the consequences of such Material Adverse Event can be cured) the Material Adverse Event is cured by Opthea within such [***] period. If Investor terminates this Agreement pursuant to this Section 13.4.4 and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, provided that the Fixed Success Payment and the Fixed Return Cap will be adjusted as set forth in Section 6.3.

13.4.5Termination for Failure to Receive Regulatory Approval.

13.4.5.1  Failure to Obtain Regulatory Approval. This Agreement will, upon written notice from either Party to the other Party, terminate in its entirety with no further action from either Party, if the Product has not received Regulatory Approval following conduct and completion of the Product Clinical Trials, Opthea’s submission of applications for Regulatory Approval in the U.S., EU or UK in accordance with this Agreement, and Opthea’s use of Commercially Reasonable Efforts to obtain such Regulatory Approvals in accordance with this Agreement.  For the avoidance of doubt, if Regulatory Approval is received in any jurisdiction, then this Agreement may not thereafter be terminated pursuant to this Section 13.4.5.1.

13.4.5.2 Development Program Failure. Investor will have the right to terminate this Agreement upon written notice to Opthea if the ShORe Trial or the COAST Trial is completed or terminated and either (i) the primary endpoint in such trial is not achieved, or (ii) Investor reasonably determines that the Research Results of such trial do not support Regulatory Approval. For the avoidance of doubt, if an application for Regulatory Approval is accepted for filing by a Regulatory Authority in the U.S, EU or UK then this Agreement may not thereafter be terminated pursuant to this Section 13.4.5.2.

13.4.5.3  If Investor terminates this Agreement pursuant to this Section 13.4.5 and Opthea elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at the time that such payments become due and payable pursuant to Article 6, reduced by the amount of any Change of Control Payment previously paid by Opthea, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3.

13.4.6Termination for Bankruptcy.  Either Party may terminate this Agreement if the other Party (a) (i) commences a voluntary case under the U.S. federal or Australian bankruptcy or insolvency laws (as now or hereafter in effect), (ii) files a petition seeking to take advantage of any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consents to or fails to contest within [***] and in appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) applies for or consents to, or fails to contest within [***] and in appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, or liquidator of itself or of a substantial part of its property, (v) admits in writing its inability to pay its debts as they become due (or, in respect of Opthea, is presumed or deemed at law to be unable to pay its debts as they fall due), (vi) makes a general assignment for the benefit of creditors, or (vii) takes any corporate action for the purpose of authorizing any of the foregoing; or (b) a case or other proceeding is commenced against such other Party in any court of competent jurisdiction seeking (i) relief under the U.S. federal or Australian bankruptcy or insolvency laws (as now or hereafter in effect) or under any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator, administrator, or the like for such other Party for all or any substantial part of its assets, and under either clause (i) or (ii), such case or proceeding has continued without dismissal or stay for a period of [***] or an order granting the relief requested in such case or proceeding is entered.

13.4.6.1 In the event that Investor terminates this Agreement pursuant to this Section 13.4.6, then Opthea will pay Investor an amount equal to the Development Costs paid by Investor as of the effective date of such termination multiplied by the MoIC, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea.

13.4.6.2 In the event that Opthea terminates this Agreement pursuant to this Section 13.4.6, if Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, reduced by the amount of any Change of Control Payment previously paid by Opthea, provided that such Fixed Success Payments and Fixed Return Cap will be adjusted as set forth in Section 6.3.

13.4.7Termination for Change of Control.

13.4.7.1 Within [***] following a Change of Control, either Investor or Opthea (or its successor in such Change of Control) may, in its sole discretion, terminate this Agreement (for the avoidance of doubt, whether or not this Agreement is terminated pursuant to this Section 13.4.7, Opthea (or its successor, if applicable) will pay to Investor the Change of Control Payment pursuant to Section 6.7.3). In the event that Opthea or its successor terminates this Agreement pursuant to this Section 13.4.7, then Opthea will pay to Investor, within [***] after the date of termination, a one-time payment, in lieu of the Success Payments (other than Success Payments already paid), calculated based on the remaining Success Payments in the same manner as the Approval Buy-Out Payment in Section 6.7.1, if Regulatory Approval has previously been obtained, or in the same manner as the General Buy-Out Payment in Section 6.7.2, if Regulatory Approval has not previously been obtained, and in each case as adjusted pursuant to Section 6.3 and reduced by the Change of Control Payment previously paid.

13.4.7.2 If this Agreement is not terminated pursuant to Section 13.4.7.1, this Agreement shall continue in full force and effect, provided that any Fixed Success Payments and the Fixed Return Cap that become due and payable will be adjusted as set forth in Section 6.3 and the Fixed Return Cap will be reduced by the Change of Control Payment previously paid.

13.4.8Termination for Safety Concerns.  Either Party may terminate this Agreement upon written notice to the other Party if (a) the IDMC for a Product Clinical Trial recommends termination of such Product Clinical Trial for reasons pertaining to the health or safety of the Subjects or for futility or (b) the Parties mutually agree that a material health or safety concern with respect to the Subjects exists.  In the event that Opthea or its successor terminates this Agreement pursuant to this Section 13.4.8, then Opthea will not be obligated to make any Success Payments to the Investor following the effective date of such termination, provided that if Opthea elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3 and be reduced by the amount of any Change of Control Payment previously paid by Opthea. Notwithstanding the foregoing, if this Agreement terminates pursuant to this Section 13.4.8 and the reason for such termination (as set forth in the foregoing (a) or (b), as applicable): (i) arose as a result of gross negligence on the part of Opthea; or (ii) is due to (x) the applicable IDMC recommending termination of the applicable Product Clinical Trial or (y) Opthea and Investor mutually agreeing to terminate the applicable Product Clinical Trial, in either case ((x) or (y)), due to a Serious Safety Issue that was previously known, demonstrated  or identified by Opthea as being material prior to or as of the Effective Date and the material data showing, demonstrating, or identifying such Serious Safety Issue were not included in the Data Room, disclosed in writing to Investor or otherwise publicly known prior to the Effective Date; then, in either case (i) or (ii), Opthea will pay Investor within [***] following the date of termination, an amount equal to the Development Costs paid by Investor as of the effective date of such termination multiplied by the MoIC reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea.

13.4.9Termination Because of Adverse Patent Impact. Investor may terminate this Agreement if (a) Opthea is prevented, by final and non-appealable judgment of a court of competent jurisdiction, from further Developing or Commercializing the Product in the U.S. or (b) the future value of the Product is materially adversely affected, in the reasonable judgment of Investor,  due to (i) Third Party patents that were not publicly disclosed or known to Investor as of the Effective Date that would be infringed by the manufacture, use, sale, offer for sale or import of the Product for the Indication in the U.S. or (ii) the invalidity or unenforceability of any claims of any composition-of-matter Patent within the Product IP covering the Product in the Indication in the U.S. (in either case ((a) or (b)), an “Adverse Patent Impact”), upon written notice to Opthea if Opthea does not cure such Adverse Patent Impact within a period of [***] from the date of Investor’s notice to Opthea of an Adverse Patent Impact.  If Investor terminates this Agreement pursuant to this Section 13.4.9 and Opthea has achieved the Success Payment Trigger prior to such termination or elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3 and the Fixed Return Cap will be reduced by the amount of any Change of Control Payment previously paid by Opthea.

13.4.10Termination for JSC Decision.  Investor may terminate this Agreement in its entirety at any time Opthea exercises its decision-making authority under Section 5.5 to approve a matter set forth in Section 5.2.2 and, after escalation to the Escalation Designees in accordance with Section 5.5, Investor continues in good faith to disagree with such decision. In the event that Investor terminates this Agreement pursuant to this Section 13.4.10, then Opthea will pay to Investor, within sixty (60) days of the date of termination, an amount equal to [***] of the Development Costs paid by Investor as of the effective date of such termination reduced by the amount of any Change of Control Payment previously paid by Opthea, and, if Opthea elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then Opthea will remain obligated to pay to Investor any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that the Fixed Success Payments and the Fixed Return Cap will be adjusted as set forth in Section 6.3 and the Fixed Return Cap will be reduced by the amount previously paid to Investor as set forth in this Section 13.4.10 (including, for the avoidance of doubt, the amount of any Change of Control Payment previously paid by Opthea).

13.5Termination for Invalidity and Priority of Security Interest. Investor may terminate this Agreement if any provision related to the security interest granted or purported to be granted in the Collateral to Investor hereunder or under the Australian General Security Deed shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or Opthea or any of its Affiliates shall challenge the enforceability of any such provision or assert in writing, or engage in any action or inaction based on any such assertion, that any such provision has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or the security interest granted or purported to be granted in the Collateral to Investor hereunder or under the Australian General Security Deed shall cease to be a valid and perfected first priority security interest to the extent required by this Agreement (subject to Permitted Liens solely to the extent such Permitted Liens have priority by law or statute and such other limitations on perfection and priority as set forth herein), in each case, other than due to a failure by Investor to take action to perfect such security interest or due to the release terms hereof and, in each case, after Opthea has failed to cure such failure within [***] following notice thereof where such failure is curable. In the event that Investor terminates this Agreement pursuant to this Section 13.5, then Opthea will pay to Investor, within [***] following the date of termination, an amount equal to the Development Costs paid by Investor as of the effective date of such termination multiplied by the MoIC, reduced by the amount of any Success Payments or Change of Control Payment previously paid by Opthea.

13.6Release of Security Interest. Upon the earlier to occur of (i) any termination of this Agreement and payment by Opthea of all amounts specified in Section 13.3 as being payable upon or following such termination and (ii) the date upon which Investor receives Success Payments and/or a Change of Control Payment that, in the aggregate, equal [***] of the Development Costs paid by Investor hereunder (calculated on the date on which Investor has no further right or obligation under this Agreement to pay Development Costs) (such earlier date, the “Release Date”), Investor’s security interest in the Collateral shall be automatically released. Promptly following such date, Investor agrees to sign such further releases and other documents and take such further actions, at the sole cost and expense of Opthea, as may be necessary or desirable, in Opthea’s reasonable judgment and at Opthea’s request, to more fully give effect to such release. If Investor does not promptly take such further actions to effect the release of the security interests, and such failure is not cured within [***] after notice of this failure from Opthea, then Opthea, in addition to any other rights or remedies it may seek, shall be entitled to suspend the payment of Success Payments to Investor until the release has been effected.  In connection with any Excluded Licensing Transaction and any other licensing of Intellectual Property permitted pursuant to this Agreement, Investor shall enter into a customary non-disturbance agreement to the extent requested by Opthea, in each case reasonably satisfactory to Investor and the counterparty thereto. Notwithstanding anything to the contrary herein, at any time after termination of this Agreement, Opthea shall have the right, but not the obligation, to prepay any remaining Success Payments or other payments in an amount sufficient to cause the release of the security interests under this Section 13.6. Notwithstanding anything to the contrary herein, upon any Permitted Disposition, the Liens granted hereunder in the property thereby disposed will be deemed to be automatically released with no further action on the part of any Person so long as Opthea has delivered a certificate from an officer of Opthea certifying that such disposition was a Permitted Disposition together with evidence reasonably satisfactory to Investor that such disposition was a Permitted Disposition.

13.7Surviving Obligations.

13.7.1Accrued Rights and Obligations.  Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

13.7.2Surviving Obligations.  The following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: Article 1, Article 8, Article 9, Article 11, Section 12.1, Section 12.2, Section 12.3, Article 13, and Article 14.

Article 14

MISCELLANEOUS

14.1Relationship with Affiliates.  Each Party will be responsible for any breach by its Affiliates of its obligations in connection with this Agreement, and each such Party will remain responsible for any responsibilities that it has delegated to an Affiliate as though such Party had performed (or failed to perform) such responsibilities itself.

14.2Notices.  Any notice or other communication required or permitted to be given by either Party under this Agreement will be in writing and will be effective when delivered if delivered by e-mail, hand, reputable courier service, or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the following addresses or such other address as may be designated by notice pursuant to this Section 14.2:

14.2.1If to Opthea:

Opthea Limited

Suite 0403, Level 4, 650 Chapel Street

South Yarra 3141 Victoria Australia

Attn: [***]

Email: [***]

with a copy, which will not constitute notice, to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attn: [***]

Email: [***]

14.2.2If to Investor:

Ocelot SPV LP

c/o Abingworth LLP

38 Jermyn Street, London, SW1Y 6DN

Attn: [***]

Email: [***]

with a copy, which will not constitute notice, to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: [***]

Email: [***]

14.3Force Majeure.  Neither Party will be liable for any breach or delay in performance of any obligation under this Agreement to the extent caused by any Force Majeure Event.  The Party invoking this Section 14.3 must provide prompt written notice and full particulars of such event to the other Party and will use diligent and commercially reasonable efforts to mitigate the effects of any such force majeure event on such Party’s compliance with and performance under this Agreement.

14.4Use of Names.  Except as required by Applicable Law, neither Party will use the other Party’s nor any of its Affiliates’ (including Investor’s securityholders, the limited partners of Investor’s Affiliates (and their respective Affiliates’), Representatives, partners, managers, directors, board members, members, officers, funds, employees or agents) names or trademarks in any promotional materials, advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the prior written consent of the other Party except as otherwise expressly permitted in this Agreement. Notwithstanding the foregoing, Investor and its Affiliates may use the name, logos, and other insignia of Opthea in any “tombstone” or other advertisements, in its publications, marketing or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of Investor and its Affiliates, as applicable, without Opthea prior approval.

14.5Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Opthea may not the prior written consent of assign, delegate or otherwise transfer this Agreement or any of its interests, obligations or rights hereunder without the prior written consent of Investor, and any such purported assignment, delegation or transfer without such consent will be void ab initio and of no effect, provided that Opthea may assign this Agreement to an Affiliate or to any Third Party that acquires all or substantially all of Opthea’s business, whether by merger, sale of assets or otherwise, as long as such assignee  agrees in a writing to be bound by all the provisions of this Agreement as if such assignee were Opthea under this Agreement.  Opthea shall give notice to Investor of any assignment for which consent was not required by Investor promptly after the occurrence thereof, and Opthea shall remain liable to Investor for its obligations to Investor hereunder (and Investor shall be entitled to seek recovery for any breach or default of an obligation hereunder from Opthea or from such Affiliate assignee).  [***].

14.6Further Assurances.  The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement.

14.7Fees and Expenses.  Each Party to this Agreement will bear its own costs and expenses, including attorneys’ fees and expenses, in connection with the closing of the transactions contemplated hereby; provided that Opthea shall reimburse Investor for up to [***] of legal and due diligence expenses incurred by Investor in connection with the negotiation of this Agreement. Following a breach or default hereunder by Opthea, Opthea shall reimburse Investor for its costs and expenses (including legal fees) incurred in collecting the Opthea Obligations, enforcing the Investor Security Interests, or in connection with any bankruptcy or insolvency proceeding commenced by or against Opthea.  Following a breach hereunder by Investor, Investor shall reimburse Opthea for its costs and expenses (including legal fees) incurred in pursuing any action based on the breach, or in connection with any bankruptcy or insolvency proceeding commenced by or against Investor.

14.8Governing Law.  The construction and validity of this Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the internal laws of the State of New York, and, to the extent applicable to Patents and Trademarks, the applicable federal laws of the U.S., in each instance without regard to conflict of laws principles.

14.9Dispute Resolution.  The Parties recognize that disputes as to certain matters relating to this Agreement may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation.  Accordingly, the Parties agree that any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach or termination hereof (and including the scope or applicability of this Section 14.9 or the agreement to arbitrate to any such dispute, controversy or claim) (each a “Dispute”) will be resolved as follows:

14.9.1Either Party will have the right to refer such Dispute to the Escalation Designees for attempted resolution by good faith negotiations for a period of thirty (30) days.  Any final decision mutually agreed to by the Escalation Designees in writing will be conclusive and binding on the Parties.  With respect to any Dispute that remains unresolved after the expiration of thirty (30) days after a Dispute is referred to the Escalation Designees, then such Dispute will be  submitted to the ICDR for final and binding arbitration pursuant to the arbitration clause set forth in Section 14.9.2.  Notwithstanding the foregoing, no matters relating to breach or alleged breach of the ownership of intellectual property or rights in intellectual property or the validity or enforceability thereof will be resolved by arbitration, but rather will be determined by a U.S. federal court of appropriate jurisdiction.  Notwithstanding anything in this Agreement to the contrary, either Party will be entitled to seek preliminary injunctive relief in any court of competent jurisdiction immediately if necessary to prevent irreparable harm to that Party.

14.9.2Arbitration Process.

14.9.2.1  Either Party will have the right to initiate arbitration at any time after the expiration of thirty (30) days after a Dispute is referred to the Escalation Designees.  Any disputes concerning the arbitrability of either Party’s claims or defenses brought in an arbitration pursuant to this Section will be finally settled by the arbitral tribunal.

14.9.2.2  The seat, or legal place, of arbitration will be New York City, New York and the language of the arbitration will be English. The arbitration will be administered by the ICDR pursuant to the ICDR International Dispute Resolution Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the ICDR include any successor thereto. The arbitration will be before a tribunal comprised of three (3)

arbitrators.  Each Party will select one arbitrator and within fifteen (15) days of the second arbitrator’s appointment, the two (2) Party-appointed arbitrators will select the third, who will serve as the tribunal’s chair or president.  If any of the arbitrators are not selected within the time period prescribed above, then the ICDR shall appoint the arbitrator(s). All three (3) arbitrators will be professionals with substantial experience in development and Commercialization of biopharmaceutical products.  An arbitrator will be deemed to meet these qualifications unless a Party objects within fifteen (15) days after the arbitrator is appointed; objections to an arbitrator’s qualifications will be made reasonably and in good faith, not for the purposes of delay or harassment. This arbitration provision, and the arbitration itself, will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.

14.9.2.3  Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense.  At the request of a Party, the arbitrators will have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate.  Depositions will be limited to a maximum of five (5) per Party and will be held within forty-five (45) days after the grant of a request.  Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown.  Each deposition will be limited to a maximum of seven (7) hours’ duration on the record.  All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.  The Parties will not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration.  Any Dispute regarding discovery, or the relevance or scope thereof, will be determined by the arbitrators, which determination will be conclusive.  All discovery will be completed within ninety (90) days following the appointment of the arbitrators.  The Parties shall bear their own costs and fees for the production of documents, witnesses for deposition, and any other discovery that may be ordered by the arbitral tribunal.

14.9.2.4  The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute.  Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits.  The cost of the arbitration, including the fees of the arbitrators and reasonable attorney’s fees of the prevailing Party, will be borne by the Party the arbitrator determines has not prevailed in the arbitration. The arbitral award shall be accompanied by a reasoned opinion.

14.9.2.5  If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of five million dollars USD ($5,000,000), then the arbitral award will be final and binding and will only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. § 1 et. seq.  Judgment on such an award may be entered in any court of competent jurisdiction and the Parties undertake to carry out the award without delay.  In the event that an arbitral award imposes an injunction or contains a monetary award in excess of five million dollars USD ($5,000,000), the Parties agree that such award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (the “Appellate Rules”) and should not be considered to be final and binding until after the time for filing the notice of appeal under the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of the award, as defined by the Appellate Rules, by filing a notice of appeal within any AAA office.  The arbitrators to sit on the appellate panel shall be selected according to the same process set forth under Section 14.9.2.2 above.  Following the appeal process, the decision rendered by the appeal tribunal will be final and binding and judgment on that award may be entered in any court of competent jurisdiction and the Parties undertake to carry out the award without delay.

14.9.2.6  Except as may be required by law, or to protect or pursue a legal right to enforce or challenge an award in legal proceedings, where needed for the preparation or presentation of a claim or defense in this arbitration, or by order of the arbitral tribunal upon application of a Party, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

14.10Limitation of Liability.  TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION 14.10 WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.  FOR THE AVOIDANCE OF DOUBT, THIS SECTION 14.10 WILL NOT LIMIT (A) Opthea’S OBLIGATION TO PAY INVESTOR THE AMOUNTS SET FORTH IN ARTICLE 6 OR SECTION 13.3, OR (B) A PARTY’S LIABILITY RESULTING FROM SUCH PARTY’S (I) GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, (II) BREACH OF Article 9, OR (III) INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 11.1.

14.11Cumulative Remedies.  Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.

14.12Relationship of the Parties; Independent Contractors.  Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties,

including for tax purposes.  Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party.  Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of the other Party.  Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

14.13No Third Party Beneficiaries.  This Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.

14.14Rights Reserved.  No license or any other right is granted to either Party, by implication or otherwise, except as specifically set forth in this Agreement.  All rights not exclusively granted to Investor are reserved to Opthea and its Affiliates.  Notwithstanding any other provision of this Agreement to the contrary, and for clarity, no Intellectual Property or other proprietary rights Controlled by Opthea or its Affiliates will be assigned or licensed to Investor in connection with this Agreement.

14.15Amendments; No Waiver.  Unless otherwise specified herein, no amendment, supplement, or modification of this Agreement will be binding on either Party unless it is in writing and signed by both Parties.  No delay or failure on the part of a Party in the exercise of any right under this Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof.  All waivers must be in writing and signed by the Party against whom the waiver is to be effective.  Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

14.16Severability.  If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law.  The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.

14.17Entire Agreement.  This Agreement, including all Exhibits hereto and the Transaction Agreements, contains the entire understanding of the Parties and supersedes, revokes, terminates, and cancels any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.

14.18Covenant Not to Sue.  Opthea shall not, and shall cause its Affiliates to not, commence or pursue, or aid any other Person in commencing or pursuing, any action or claim against any Affiliate of Investor or any Launch Investor or any Affiliate of any Launch Investor with respect to the transactions contemplated by this Agreement.

14.19Counterparts.  This Agreement will be executed in two (2) counterparts, one (1) for either Party, which, taken together, will constitute one and the same agreement.  This Agreement will not be binding on the Parties or otherwise effective unless and until executed by both Parties.

14.20Construction.  This Agreement has been negotiated by the Parties and their respective counsel.  This Agreement will not be construed in favor of or against either Party by reason of the authorship of any provisions hereof.

14.21Australian PPS provisions – exclusions. Where Investor has a security interest (as defined in the Australian PPSA) under a Transaction Agreement, to the extent the law permits:

a)	for the purposes of sections 115(1) and 115(7) of the Australian PPSA:
a.	Investor need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and
b.	sections 142 and 143 of the Australian PPSA are excluded;
b)	for the purposes of section 115(7) of the Australian PPSA, Investor need not comply with sections 132 and 137(3);
c)	each Party waives its right to receive from Investor any notice required under the Australian PPSA (including a notice of a verification statement);
d)

if Investor exercises a right, power or remedy in connection with a security interest, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless Investor states otherwise at the time of exercise.  However, this section does not apply to a right, power or remedy which can only be exercised under the Australian PPSA; and

e)

if the Australian PPSA is amended to permit the Parties to agree not to comply with or to exclude other provisions of the Australian PPSA, Investor may notify Opthea that any of these provisions is excluded, or that Investor need not comply with any of these provisions.

This Section 14.21 does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other section in any Transaction Agreement.

14.22Australian PPS provisions – further assurances. Whenever Investor requests Opthea to do anything:

a)

to ensure any Transaction Agreement (or any security interest (as defined in the Australian PPSA) or other Lien under any Transaction Agreement) is fully effective, enforceable and perfected with the contemplated priority;

b)	for more satisfactorily assuring or securing to Investor the property the subject of any such security interest or other Lien in a manner consistent with the Transaction Agreement; or

c)	for aiding the exercise of any power in any Transaction Agreement,

Opthea shall do it promptly at its own cost (or procure that it is done). This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest or Lien.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

Executed by OPTHEA LIMITED ACN 006 340 567 acting by the following persons or, if the seal is affixed, witnessed by the following persons in accordance with s127 of the Corporations Act 2001:
./s/ Megan Baldwin . . . . . . . . . . . . . . . . . . . . Signature of director	./s/ Karen Adams. . . . . . . . . . . . . . . . . . . . . Signature of director/company secretary
. Megan Baldwin, CEO . . . . . . . . . . . . . . . . . Name of director (print)	Karen Adams. . . . . . . . . . . . . . . . . . . . . . . . Name of director/company secretary (print)

Signature Page To The Development Funding Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

OCELOT SPV LP, a Delaware limited partnership By: OCELOT GP LLC, a Delaware limited liability company Its: General Partner
By: /s/ Neil Cooper_______________ Name: Neil Cooper Title: Managing Director

EXHIBIT LIST

Exhibit A	Deposit Account Control Agreement

Exhibit B	Development Plan

Exhibit C	Escalation Designees

Exhibit D	Intellectual Property Security Agreement

Exhibit E	The Product

Exhibit F-1	Timeline
Exhibit F-2	Timeline
Exhibit G	Affiliates

Exhibit H	Approved Vendors

Exhibit I-1	Primary and Secondary Endpoint
Exhibit I-2	Primary and Secondary Endpoint

Exhibit J-1	Statistical Analysis Plan
Exhibit J-2	Statistical Analysis Plan
Exhibit K	Confidential Information
Exhibit L	Form of Note
Schedule 1.1.151	Permitted Indebtedness

Schedule 1.1.152	Permitted Liens

Schedule 1.1.164	Permitted Investments

Schedule 2.2.1(a)	ShOREe Protocol
Schedule 2.2.1(b)	COAST Protocol
Schedule 6.7.1	Variable Success Payments
Schedule 7.3.2.2	Encumbrances

Schedule 12.2.3	Existing Contract Manufacturing Agreement

Schedule 12.2.11.3	Product options, licenses, or agreements
Schedule 12.2.11.4	Product Patents

Schedule 12.2.11.8(a)	Existing In-License
Schedule 12.2.11.8(b)	Existing In-License Amendments, Supplements, or Modifications
Schedule 12.2.16	Broker’s Fees

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